Exhibit 2.2

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

In re:                                      :

GAYLORD COMPANIES, INC.                     :    Case No. 97-60560

Joint Administered With:

GAYLORD BOOK COMPANY,                       :    Case No. 97-60562
GAYLORD'S, INC.,                            :    Case No. 97-60561
SAWWORTH BOOK COMPANY,                      :    Case No. 97-60563
GAYLORD ENTERPRISES, INC.,                  :    Case No. 97-60564
THE COOKSTORE, INC., and                    :    Case No. 97-60565
THE COOKSTORE WORTHINGTON, INC.;            :    Case No. 97-60566

                                            :    Chapter 11

         Debtors.                           :    (Judge Caldwell)


                    AMENDED DISCLOSURE STATEMENT FOR AMENDED
                        PLAN OF REORGANIZATION OF GAYLORD
                    COMPANIES, INC., THE COOKSTORE, INC. AND
              THE COOKSTORE WORTHINGTON, INC., DATED JUNE 24, 1998

                           Daniel R. Swetnam         (0011022)
                           E. James Hopple           (0019298)
                           Victoria E. Powers        (0054589)
                           Susan K. Cliffel          (0046915)
                           Daniel M. Anderson        (0067041)
                           Schottenstein, Zox & Dunn Co., LPA
                           41 South High Street, Suite 2600
                           Columbus, Ohio 43215
                           (614) 221-3211
                           Case Attorneys for Debtors

    THE BANKRUPTCY COURT HAS EXPEDITED THE CONFIRMATION PROCESS. BALLOTS WITH RESPECT TO THE PLAN MUST BE COMPLETED AND FILED WITH (i) THE CLERK OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF OHIO, EASTERN DIVISION, 170 NORTH HIGH STREET, COLUMBUS, OHIO 43215 BY 4:00 P.M. ON JULY 8, 1998 AND SERVED ON (ii)

    SCHOTTENSTEIN, ZOX & DUNN CO., LPA, 41 SOUTH HIGH STREET, SUITE 2600, COLUMBUS, OHIO 43215, ATTENTION: VICTORIA E. POWERS SO THAT THE BALLOT IS RECEIVED BY COUNSEL FOR DEBTORS BY 5:00 P.M. ON JULY 8, 1998.


                                TABLE OF CONTENTS


I.  INTRODUCTION...........................................................................53

II. THE DEBTORS............................................................................58
    A.   History...........................................................................58
    B.   Directors and Officers............................................................60
    C.   Events Leading to the Filing of the Petition......................................61
    D.   Current Operations................................................................63
         1.   Financial Results............................................................63
         2.   Significant Chapter 11 Events................................................63
              a.  Professionals............................................................64
              b.  Joint Administration.....................................................66
              c.  Pre-Petition Date Wages..................................................66
              d.  Authorization to Enter Into the Term Sheet and Advisory Agreement........67
              e.  Use of Cash Collateral and take out of Greenfield........................68
              f.  Fremont Financing and Amendment of Advisory Agreement....................68
              g.  Bar Date.................................................................69
              h.  Bookstores...............................................................69
              i.  Leases...................................................................69
    E.   Business Plan.....................................................................70
         1.   Sponsor and Management.......................................................70
         2.   Competition..................................................................71
         3.   Business Strategy............................................................72
         4.   Store Location Strategy......................................................72
         5.   Potential Acquisition Strategy...............................................72
         6.   Internal Growth Strategy.....................................................73
         7.   Background of Members of the Sponsor and Management of Reorganized Company...73

III. THE ESTATE............................................................................76
     A.  Assets............................................................................76
         1.  Cookstore Debtors.............................................................77
         2.  Gaylord Companies.............................................................77
     B.  Liabilities.......................................................................78
         1.   Administrative Expense.......................................................78
         2.   Secured Claims...............................................................78
         3.   Priority Claims other than Administrative Expenses...........................79


         4.   General Unsecured Claims.....................................................79

IV. SUMMARY OF THE PLAN....................................................................80
    A.   Classification of Claims and Equity Interests.....................................81
    A.   Secured Claims....................................................................81
    B.   Priority Claims...................................................................82
    C.   Unsecured Claims..................................................................82
    D.   Equity Interests..................................................................82
    E.   Unclassified Claims...............................................................82
    B.   Treatment of Claims and Equity Interests..........................................82
         1.   Secured Claims...............................................................82
         2.   Priority Claims..............................................................85
         3.   Unsecured Claims.............................................................86
         4.   Equity Interests.............................................................88
    C.   Description and Treatment of Unclassified Claims..................................90
         1.   Description of Unclassified Claims...........................................90
         2.   Filing Unclassified Claims...................................................93
    D.   Means for Implementation of the Plan..............................................94
         1.   Conditions Precedent to Effectiveness of Plan................................94
         2.   Objections to Claims.........................................................95
         3.   Voting of Claims.............................................................96
         4.   Nonconsensual Confirmation...................................................96
         5.   Method of Distributions Under the Plan.......................................96
              a.  In General...............................................................96
              b.  Distributions of Cash....................................................97
              c.  Timing of Distributions..................................................97
              d.  Fractional Cents.........................................................97
              e.  Fractional Shares, New Warrants, Fremont Warrants, Individual
                   Warrants................................................................97
              f.  Unclaimed Distributions..................................................98
              g.  Distributions to Equity Interest Holders as of the Record Date...........98
              h.  Injunction...............................................................98
              i.  Discharge of Debtors.....................................................99
         6.   Source of Funds..............................................................99
         7.   Financing....................................................................99
         8.   Merger of HRAC and Gaylord Companies........................................100
         9.   Issuance of New Securities and Cancellation of Existing Securities and
               Agreements.................................................................100
         10.  Operation of Business.......................................................102
         11.  The Reorganized  Company....................................................103
         12.  Breaches....................................................................103
         13.  Pre-Payment of Allowed Claims...............................................103
         14.  Continuation of Bankruptcy Injunction or Stays..............................103
         15.  Reverting of Assets.........................................................104
         16.  General Release of Liens....................................................104



         17.  Compensation and Benefit Programs...........................................104
         18.  Retiree Benefits............................................................105
         19.  Amended Bylaws and Amended Certificates of Incorporation....................105

V.  DISCLOSURES REQUIRED BY 11 U.S.C. 1129(a)(4) AND (5)..................................105

ARTICLE VI.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES........................107
       VII.  FEASIBILITY..................................................................108
      VIII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN....................109
         A.  Sale of Individual Stores....................................................109
         B.  Chapter 11 Liquidation.......................................................110
         C.  Conversion to Chapter 7......................................................110
         D.  Dismissal Alternative........................................................110

IX.  LIQUIDATION ANALYSIS.................................................................111

X.  PENDING AND ANTICIPATED LITIGATION....................................................112

XI. SECURITIES LAWS MATTERS...............................................................113
       A.    Bankruptcy Code Exemptions From Registration Requirements....................113
       B.    Initial Offer and Sale of Plan Securities....................................113
       C.    Subsequent Transfers of Plan Securities......................................114

XII.   FEDERAL TAX CONSEQUENCES...........................................................118

XIII.  CONFIRMATION.......................................................................119
       A.    Confirmation Procedure.......................................................119
       B.    Effect of Confirmation.......................................................122

XIV.   RISK FACTORS.......................................................................122

XV.    DESCRIPTION OF CAPITAL STOCK.......................................................132

XVI.   MERGER.............................................................................136

XVII.  EQUITY INCENTIVE PLAN..............................................................136

XVIII. CONCLUSION.........................................................................138


                                    EXHIBITS


Exhibit A     Gaylord Companies, Inc.'s and Cookstore Debtors' Amended Plan of
              Reorganization dated June 24, 1998 [Included as Exhibit 2.1]

Exhibit B     Form 10-KSB of Gaylord Companies, Inc. for the period ending
              December 31, 1996 [Omitted]

Exhibit C     Financial Report of Cookstore Debtors for 1997

Exhibit D     Term Sheet, Advisory Agreement and Related Documents

Exhibit E     Schedule of Treatment of Executory Contracts and Unexpired Leases

Exhibit F     Projected Financial Operations of Reorganized Company [Omitted]

Exhibit G     Liquidation Analysis [Omitted]

Exhibit H     Merger Agreement

Exhibit I     1998 Equity Incentive Plan

                                 I. INTRODUCTION

    Pursuant to section 1125 of the Bankruptcy Code, Debtors Gaylord Companies, Inc. ("Gaylord Companies"), The Cookstore, Inc. ("TCI") and The Cookstore Worthington, Inc. ("TCWI") (sometimes referred to collectively as "Debtors") furnish this Amended Disclosure Statement for Amended Plan of Reorganization of Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc., Dated June 24, 1998 (the "Disclosure Statement") to each known Creditor and Equity Interest holder of Debtors for purposes of (1) providing those entities with adequate information regarding Amended Plan of Reorganization of Gaylord Companies, Inc., The Cookstore, Inc. and The Cookstore Worthington, Inc., Dated June 24, 1998 (the "Plan") to make an informed judgment concerning acceptance or rejection of the Plan, and (2) soliciting acceptances of the Plan. A copy of the Plan is appended hereto as Exhibit A.

    ALL HOLDERS OF CLAIMS AND/OR EQUITY INTERESTS WITH RESPECT TO DEBTORS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS. PARTICULAR ATTENTION SHOULD BE GIVEN TO THOSE PROVISIONS OF THE PLAN IMPAIRING THE RIGHTS OF CREDITORS AND EQUITY INTEREST HOLDERS.

    DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS. ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE URGED


----------
1 Any capitalized term used but not otherwise defined in this Disclosure Statement shall have the meaning given to that term in the Plan or Bankruptcy Code.

TO VOTE IN FAVOR OF THE PLAN. CREDITORS ENTITLED TO VOTE ON THE PLAN SHOULD HAVE RECEIVED A BALLOT IN THE SOLICITATION PACKAGE CONTAINING THIS DISCLOSURE STATEMENT. EACH SUCH CREDITOR WHO WISHES TO VOTE ON THE PLAN SHOULD (1) COMPLETE THE BALLOT, AND (2) MAIL THE ORIGINAL TO:

                   CLERK OF THE UNITED STATES BANKRUPTCY COURT
                   SOUTHERN DISTRICT OF OHIO, EASTERN DIVISION
                   170 NORTH HIGH STREET
                   COLUMBUS, OHIO 43215

AND A COPY TO:

                   SCHOTTENSTEIN, ZOX & DUNN
                   41 SOUTH HIGH STREET
                   COLUMBUS, OHIO 43215
                   ATTENTION:  VICTORIA E. POWERS, ESQ.

    IN ORDER FOR A BALLOT TO BE COUNTED, IT MUST BE RECEIVED BY THE CLERK ON OR BEFORE JULY 8, 1998. BALLOTS RECEIVED AFTER THAT DATE WILL NOT BE COUNTED. ONLY BALLOTS RECEIVED BY HAND OR MAIL DELIVERY WILL BE COUNTED. BALLOTS RECEIVED BY FACSIMILIE WILL NOT BE COUNTED. A CREDITOR NEED NOT CAST A BALLOT TO RECEIVE A DISTRIBUTION UNDER THE PLAN.

    ANY BALLOT THAT IS NOT EXECUTED WILL BE CONSIDERED NULL AND VOID AND WILL NOT BE COUNTED. ANY EXECUTED BALLOT IN WHICH BOTH THE ACCEPTANCE AND REJECTION BOXES ARE CHECKED SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN. ANY EXECUTED BALLOT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION

OF THE PLAN SHALL ALSO BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

    THE STATEMENTS IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS EXPRESSLY SPECIFIED HEREIN. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO ACCEPT OR REJECT THE PLAN. NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT SHALL CONSTITUTE, OR BE DEEMED TO CONSTITUTE, ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF ANY REORGANIZATION ON CREDITORS OR EQUITY INTEREST HOLDERS IN CONNECTION WITH SUCH REORGANIZATION.

    THE INFORMATION IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR THE PURPOSE OF SOLICITING ACCEPTANCE OF THE PLAN. IT IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS. THE INFORMATION WAS PROVIDED BY DEBTORS. UNLESS OTHERWISE STATED HEREIN, THE ASSET VALUES CONTAINED IN THIS DISCLOSURE STATEMENT WERE CALCULATED BY DEBTORS' PRESIDENT OR DEBTORS' CHIEF FINANCIAL OFFICER. REPRESENTATIVES OF HRAC HAVE PREPARED THE ATTACHED FINANCIAL FORECASTS BASED UPON HRAC'S OBJECTIVES FOR THE REORGANIZED COMPANY AND HRAC'S ESTIMATES OF ITS FUTURE BUSINESS. DEBTORS' COUNSEL IS UNAWARE OF ANY ERRORS OR OMISSIONS WITH RESPECT TO THE CALCULATIONS OR FORECASTS.

HOWEVER, DEBTORS' COUNSEL HAS NOT UNDERTAKEN ANY SEPARATE ANALYSIS OF DEBTORS' PRESENT OR FUTURE FINANCIAL POSITION OR OTHERWISE VERIFIED THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

    This Disclosure Statement was conditionally approved by order of the Court entered June 24, 1998. The Court will consider final approval of this Disclosure Statement at the Confirmation Hearing. Approval of this Disclosure Statement does not, however, constitute a determination by the Court as to the fairness or merits of the Plan.

    This Disclosure Statement and the ballot are the only documents authorized by the Court to be used in connection with the solicitation of acceptances or rejections of the Plan. Except as included in this Disclosure Statement, no representations about Debtors or the Reorganized Company, including without limitation, the value of property, Creditor Claims, or future business operations, are authorized by the Court. This Disclosure Statement and the Plan are operative only as to the Debtors. The Debtors' Affiliates are proceeding pursuant to that certain Plan of Reorganization of United Magazine Company with regard to the Debtor's Affiliates dated April 16, 1998 (May 1, 1998 Modification).

    IF THE PLAN IS CONFIRMED, IT WILL BE BINDING ON ALL CREDITORS AND EQUITY INTEREST HOLDERS OF DEBTORS, REGARDLESS OF WHETHER THE CREDITOR OR EQUITY INTEREST HOLDER HAS VOTED FOR OR AGAINST THE PLAN OR FILED A PROOF OF CLAIM OR EQUITY INTEREST.

    THE COURT HAS SCHEDULED A HEARING ON CONFIRMATION OF THE PLAN FOR 10:00 A.M. ON JULY 10, 1998 BEFORE THE HONORABLE

CHARLES M. CALDWELL, UNITED STATES BANKRUPTCY JUDGE, UNITED STATES BANKRUPTCY COURT, AT 170 NORTH HIGH STREET, COLUMBUS, OHIO. A NOTICE SETTING FORTH THE TIME AND DATE OF THE CONFIRMATION HEARING HAS BEEN DISTRIBUTED WITH THIS DISCLOSURE STATEMENT. THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME BY THE COURT WITHOUT FURTHER NOTICE EXCEPT FOR AN ANNOUNCEMENT OF THE ADJOURNED DATE MADE AT THE CONFIRMATION HEARING.

    ANY OBJECTION TO CONFIRMATION OF THE PLAN MUST BE MADE IN WRITING AND SPECIFY IN DETAIL THE NAME AND ADDRESS OF THE OBJECTOR, ALL GROUNDS FOR THE OBJECTION AND THE AMOUNT OF THE CLAIM OR SIZE AND TYPE OF EQUITY INTEREST IN GAYLORD COMPANIES HELD BY THE OBJECTOR. ANY SUCH OBJECTION MUST BE FILED WITH THE CLERK OF THE COURT AND SERVED SO THAT IT IS RECEIVED BY THE FOLLOWING PARTIES ON OR BEFORE JULY 8, 1998 AT 4:00 P..M.:

                       Schottenstein, Zox & Dunn, Co. LPA
                       Attorneys for Debtor
                       41 South High Street
                       Columbus, Ohio  43215-6106
                       Attn:  Daniel R. Swetnam, Esq.

                       Arter & Hadden
                       Attorneys for Creditors' Committee
                       One Columbus
                       10 W. Broad Street
                       Columbus, Ohio  43215-3422
                       Attn:  Nick V. Cavalieri, Esq.

                       Hahn & Hessen LLP
                       Attorneys for HRAC

                       350 Fifth Avenue
                       New York, New York 10118
                       Attn:  Jeffrey L. Schwartz, Esq.

                       Office of the United States Trustee
                       170 North High Street, 2nd Floor
                       Columbus, Ohio  43215

                                 II. THE DEBTORS

A.  History

    TCI and TCWI (the "Cookstore Debtors") are wholly owned subsidiaries of Gaylord Companies. The Cookstore Debtors are specialty retailers of quality cookware and serving equipment, cooking accessories and certain select food products as well as cookbooks and food-related publications (the "Cookstores").

    On the Petition Date the Cookstores were located in six regional retail malls in Ohio, Indiana and Kentucky*. The Cookstores are each approximately 3,300 square feet in size, with each offering approximately 5,000 different types of products, including products from over 200 vendors. The Cookstores offer product lines in twelve distinct categories, including accessories, bakeware, books, cookware, cutlery, electronics, food, furniture, gadgets, gifts, tableware and textiles.


----------
* Two stores are to be closed by August 5,1998, see infra.

    The following table sets forth information relating to each of the Cookstore
Debtors:



                             Date of
        Debtor               Incorpor-    Store Location          Store Opening
                              ation
--------------------------------------------------------------------------------
   The Cookstore,              1981        Lane Avenue             October 1981
   Inc.                                    Shopping Center,
                                           Columbus, Ohio

                                           Summit Mall             December 1994
                                           Akron, Ohio

                                           *Castleton Square       December 1996
                                           Mall
                                           Indianapolis, IN

                                           *Florence Mall          December 1996
                                           Florence, KY

The Cookstore                  1993        Worthington Mall,       December 1993
Worthington, Inc.                          Worthington, Ohio


                                           The Mall at             November, 1994
                                           Fairfield Common,
                                           Beavercreek, OH



    In the Cookstores, the Debtors present merchandise in what the Debtors believe is an upscale and fashionable setting. A full range of product is displayed and stocked on the retail floor. Merchandise is arranged by category for shopping convenience and every item is tagged with its current retail price. Feature displays are arranged throughout the store



----------
*To be closed by August 5, 1998.

emphasizing seasonal products or particular themes.




    As noted above, the Cookstore Debtors are wholly owned subsidiaries of Gaylord Companies. Gaylord Companies' stock became publicly traded stock on November 7, 1995. Until late 1997, Gaylord Companies filed periodic reports and statements with the Securities and Exchange Commission. Attached hereto as Exhibit B is a copy of Gaylord Companies, Inc.'s Form 10-KSB for the period ending December 31, 1996. This Form 10-KSB contains additional information about the Cookstore Debtors and Gaylord Companies. Other reports filed by Gaylord Companies are also available for public inspection. There have been material changes to Gaylord Companies' business since Exhibit B was filed with the Securities and Exchange Commission, including but not limited to those changes described in this Disclosure Statement.

B.  Directors and Officers

    On the Petition Date, the Debtors' Boards of Directors in each case consisted of George Gaylord, John Gaylord and John D. Critser. In addition, Martin Licht was a Director of Gaylord Companies. John Gaylord served as Chairman of each of the Debtors. George Gaylord served as Senior Chairman. At present, each of the Debtors has three Directors: David E. Danovitch, John D. Critser and Greg E. Dukoff.

    David E. Danovitch is a Director of Gaylord Companies, TCI and TCWI. He became a Director as of May 1, 1998, upon the termination of John Gaylord as an officer of the Debtors and the resignation of John Gaylord as a Director of the Debtors. He is a Director of HRAC and a principal of Cambridge. Mr. Danovitch is serving as interim Chief Financial Officer until a permanent Chief Financial Officer of the Debtors is selected.

    John D. Critser is President, Vice President, Treasurer and a Director of Gaylord Companies, TCI and TCWI. He served as President of Gaylord Companies, TCI and TCWI from November 1993 through May 1998. Mr. Critser is a first cousin of John Gaylord. Mr. Critser is presently subject to an employment agreement with Gaylord Companies which will be rejected prior to or at the Confirmation Date. Mr. Critser has agreed to serve in a transitional capacity after the Confirmation Date, at which time the need for his services will be evaluated consistent with the needs and means of the Reorganized Company.

    Greg E. Dukoff is Secretary and a Director of Gaylord Companies, TCI and TCWI. He became a Director as of May 1, 1998 upon the termination of John Gaylord as an officer of the Debtors and upon the resignation of John Gaylord as a Director of the Debtors. Mr. Dukoff is being compensated by the Debtors at a rate of $8,333 per month for financial and administrative services rendered as an independent consultant. It is anticipated that such consultancy will continue after the Confirmation Date consistent with the needs of the Reorganized Company. Mr. Dukoff is President and a Director of HRAC.

    Mr. Critser and Mr. Dukoff are presently shareholders of Gaylord Companies. Their Equity Interests are more fully described below.

    It is anticipated that the composition of the Board of Directors will change on the Effective Date as more fully described below.

C.  Events Leading to the Filing of the Petition

    The specialty retail kitchenware and cookware business is highly competitive. The Cookstore Debtors compete against a wide variety of stores, including department and speciality stores, as well as mail order catalogs. The Debtors' primary national competitors for specialized kitchen products are Williams-Sonoma, Inc. and Lechters, Inc. In addition, the Debtors compete with other well-known stores such as Linens & Things, Bed Bath & Beyond, and Bath and Bodyworks. Many of these competitors have greater financial, distribution, advertising and marketing resources than do the Debtors.

    The following chart compares certain performance levels at the Cookstores over the last two years:


                                                          1996                 1997
                                                          ----                 ----
Sales                                                  $3,497,940           $3,724,157

Cost of Goods Sold, including store occupancy and       1,835,709            2,018,684
delivery costs

Gross Profit                                            1,662,231            1,705,473

Store Operating Expense                                 1,065,545            1,614,166

Store Level Income                                     $  596,686           $   91,307



    This chart does not include costs for Equity Interest, administrative overhead or depreciation and amortization. When such items are included, the Debtors incurred substantial losses in each of these years. Attached as Exhibit C is a statement reflecting financial performance of the Cookstore Debtors in 1997. More detailed information about the Cookstore Debtors' operations in 1996 and 1997 is set forth in Exhibits B and C.

    In April, 1997, Gaylord Companies entered into a Loan and Security Agreement (as amended, the "Greenfield Loan Agreement") with Greenfield. Under the Greenfield Loan Agreement, Greenfield advanced the sum of $350,000 pursuant to a Term Loan Note and agreed to advance up to an additional $1,000,000 pursuant to a Revolving Credit Note. The Greenfield Loan Agreement was guaranteed by each of the Cookstore Debtors, by Debtors'

Affiliates Gaylord Book Company, Gaylord's, Inc., Sawworth Book Company and Gaylord Enterprises, Inc. (collectively, the "Bookstore Debtors"), as well as by John Gaylord personally. The financing with Greenfield matured by its own terms on October 20, 1997.

    Throughout the summer and fall of 1997 Gaylord Companies had hoped to raise additional funds through one or more placements of securities. At the same time, several suppliers had stopped shipping merchandise, and the Cookstore Debtors were in arrears on most of their leases. Several landlords had commenced actions to recover possession of the leased premises. Unfortunately, Gaylord Companies was not able to raise additional funds. On November 3, 1997, Greenfield commenced an action in the Franklin County Court of Common Pleas seeking, inter, alia, the appointment of a receiver for Gaylord Companies, the Debtors and the Bookstore Debtors. Attempts to resolve matters with Greenfield were unsuccessful. Accordingly, Gaylord Companies and each of its subsidiaries commenced their Chapter 11 cases on November 13, 1997.

D.  Current Operations

    1. Financial Results

    Since the Petition Date, the Cookstore Debtors have continued to operate the Cookstores.

    In a normal year, approximately 30% of the Cookstore Debtors' annual sales will occur in November and December. However, because certain suppliers had already stopped shipments, and because the Cookstore Debtors did not have cash on hand, as of the Petition Date the inventory levels were not at the desired levels. Christmas 1997 sales suffered accordingly.

    Since January, 1998, the Cookstore Debtors' sales have continued to suffer from a lack of inventory. The Cookstore Debtors project that assuming confirmation of the Plan, same store sales in 1998 will be slightly below 1997 levels.

2.  Significant Chapter 11 Events

         a. Professionals

    The Debtors engaged the law firm Schottenstein, Zox & Dunn ("SZD") as their counsel in these cases. By Order Approving Application for Appointment of Counsel to Debtors and Debtors-In-Possession entered January 16, 1998, the Court approved the retention of SZD. SZD had no prior connection with the Debtors.

    Under the Order Authorizing Retention of SZD, the Debtors and the Bookstore Debtors have made payments to be held as a retainer, and SZD is authorized to apply 85% of fees and 100% of expenses on a monthly basis. As of March 31, 1998, SZD had accrued time and expenses totalling $206,599.87, and had received the total sum of $195,950.10 from the Debtors and Bookstore Debtors. From April 1, 1998 forward, SZD has kept a separate record of time and expenses for the Debtors and the Bookstore Debtors. SZD anticipates that its time and expenses, for April 1, 1998 until the Confirmation Date in the Debtors Case will be approximately $80,000. SZD has received the sum of $10,000 as an additional retainer.

    The Debtors also engaged the accounting firm Longanbach, Giusti, Kuck & Hornberger ("LGKH") to perform certain limited services. The retention was approved by Order Approving Application of Debtors for Authority to Employ Longanbach, Giusti, Kuck & Hornberger as Accountants entered January 16, 1998.

    In December, 1997, an Official Committee of Unsecured Creditors (the "Committee") was appointed. At the outset, the Committee, which includes creditors of the Bookstore Debtors, was comprised of the following entities:
Ralph C. Liebert Family Trust #2, FBD Michelle M. Liebert; Glimcher Properties, Limited Partnership; United Magazine Company; Gator Forest Partners; Random House; Villaware Mfg. Co.; Portmeirion USA and The Map Store, Inc. As of the date of this Disclosure Statement, the Committee consists of Glimcher Properties, Limited Partnership; Gator Forest Partners and Villaware Manufacturing Co. The Committee engaged the law firm of Arter & Hadden as its counsel. The retention was approved by Order Granting Application for Appointment of Counsel for The Official Unsecured Creditors' Committee of Debtors and Debtors-In-Possession entered January 16, 1998.

    The Debtors and the Bookstore Debtors have made payments to A&H to be held as a retainer, and A&H is authorized to apply 85% of fees and 100% of expenses on a monthly basis. As of March 31, 1998, A&H had accrued time and expenses totalling $65,190.94 and had received the total sum of $30,000.00 from the Debtors and the Bookstore Debtors. From April 1, 1998 forward, A&H has kept a separate record of time and expenses for the Debtors and the Bookstore Debtors. A&H anticipates that its time and expenses, for April 1, 1998 until the Confirmation Date for the Debtors will be approximately $12,000.00. A&H has received the sum of $4,500.00 as an additional retainer since April 1, 1998.

         Below is a summary of the professionals that have been retained by order of the Court, the amount of any retainers paid to these professionals to date, the fees and expenses incurred through March 31, 1998, and an estimate of the amount of fees and expenses that will be incurred by these professionals from April 1, 1998 through the Confirmation Date. The estimated fees and expenses represent these professionals' best estimate and the actual fees and expenses incurred by these professionals may be higher or lower.

----------------------------------------------------------------------------------------------------------------
Name                  Retained      Description         Fees and       Retainer     Estimated        Retainer
                      by            of Services         Expenses       Paid         Fees and         Paid Since
                                                        Incurred       Through      Expenses         April 1,
                                                        Through        March 31,    Incurred         1998
                                                        March 31,      1998         from
                                                        1998                        April 1,
                                                                                    1998
                                                                                    Through the
                                                                                    Confirmation
                                                                                    Date
----------------------------------------------------------------------------------------------------------------
Schottenstein, Zox    Debtors       Bankruptcy         $206,599.87   $195,950.10    $80,000.00       $10,000.00
& Dunn Co., LPA                     Counsel
----------------------------------------------------------------------------------------------------------------
Longanbach, Giusti    Debtors       Accounting         $  9,613.85   $  7,500.00    $ 2,500.00       $        0
Kuck & Hornberger
----------------------------------------------------------------------------------------------------------------
Arter & Hadden        Creditors'    Bankruptcy         $ 65,190.94   $ 30,000.00    $12,000.00       $ 4,500.00
                      Committee     Counsel
----------------------------------------------------------------------------------------------------------------



         a. Joint Administration

    On November 14, 1997, the Debtors obtained an order of the Court authorizing their separate chapter 11 cases to be jointly administered as the Case for procedural purposes only.

         c. Pre-Petition Date Wages

    On November 14, 1997, the Court entered an Order Authorizing Debtor to Pay Pre-Petition Employee Compensation, Related Taxes and Benefits, to Reimburse Pre-Petition Employee Business Expenses and to Maintain Payroll Account and Payroll Services. As a result, employees were paid (or reimbursed expenses) up to $4,000 per employee for pre-petition services, which services were rendered generally within the two week period prior to the filing date. The total amount paid by Debtors was approximately $25,000.

         d. Authorization to Enter Into the Term Sheet and Advisory Agreement

    On February 26, 1998, the Debtors filed a Motion to Enter Into and Perform a Term Sheet with Cambridge. Following a hearing on March 5, 1998, the Court entered an Order granting the Motion. The Term Sheet was negotiated by and among Cambridge and the Debtors and the Committee and provided the foundation for the Plan. In general terms, the Term Sheet provides for the sale of the Debtors as going concerns to Cambridge or its designee. Pursuant to the terms of the Term Sheet, if certain conditions in the Term Sheet are not satisfied, then Cambridge may, at its option, terminate all of its obligations under and in connection with the Term Sheet.

    The Term Sheet originally envisioned that Greenfield would remain a lender to the Debtors through the Effective Date and that Cambridge and/or its designee or affiliate would provide advisory services to the Debtors pursuant to an Advisory Agreement. However, it became apparent to the Debtors and to Cambridge that it was in the best interests of the Debtors' Estates for Greenfield to be paid out of its loan facility with respect to the Debtors prior to the Effective Date and for HRAC, an affiliate of Cambridge, to assume a more active advisory role in the business of the Debtors and perform in place of Cambridge under the Advisory Agreement. As a result, HRAC arranged for Fremont to provide a loan facility, the proceeds of which were used to repay the Greenfield Allowed Secured Claim and induce Greenfield to enter into a termination and waiver of all claims against the Debtors. The Advisory Agreement was amended pursuant to a Stipulation and Order entered by the Court on April 27, 1998. In order to insure that the Fremont Financing was sufficient in amount to (i) take out Greenfield and (ii) provide the Cookstore Debtors with sufficient working capital, the Court authorized Cambridge or its designees to purchase participation interests in the Fremont Financing of not less than $500,000 or more than $1,000,000. These participants now comprise the Class 2 and Class 3 claimants under the Plan, whose treatment is more particularly described below.

    A copy of the Term Sheet, the Advisory Agreement as amended, and related documents are attached hereto collectively as Exhibit D.

         e. Use of Cash Collateral and Release by Greenfield

         Through a series of Motions and Orders, at the inception of the cases the Debtors were authorized to continue their use of cash collateral (as defined at Section 363(a) of the Bankruptcy Code) in which both the Debtors and Greenfield claimed an interest. As the cases proceeded, it became clear that the Debtors would be unable to survive utilizing cash collateral alone. Accordingly, as noted above, after executing the Term Sheet Agreement, representatives of Cambridge sought and obtained Chapter 11 Financing for the Debtors through Fremont, an asset-based lender. As part of such Chapter 11 Financing, the Debtors' obligations to Greenfield were satisfied and Greenfield released its claims and liens against the Debtors. The Fremont Financing is more particularly described below.

         f. Fremont Financing and Amendment of Advisory Agreement

    On April 8, 1998, the Cookstore Debtors moved for authority to enter into and perform a commitment letter for DIP Financing with Fremont. An Interim Order authorizing the Cookstore Debtors to obtain such financing was entered by the Court on April 16, 1998. Final authority was granted by order dated May 6, 1998. Under the terms of the financing, Fremont and the Cookstore Debtors entered into an asset-based revolving credit facility secured by all property of the Debtors. Greenfield's claims against those entities were satisfied under the Fremont Financing and its claims released. As the amount necessary to satisfy Greenfield and provide the Cookstore Debtors with sufficient working capital was greater than Fremont was willing to lend on the available collateral, HRAC and the Individual Junior Participants purchased junior participations in the Fremont Financing. Under the Proposed Plan, Fremont is treated as a Class 1 claimant; HRAC and the Individual Junior Participants are treated as Class 2 and 3 claimants, respectively.

         g. Bar Date

    By order dated December 1, 1997, the Court entered an Order fixing March 17, 1998 as the last day for filing proofs of claim or interest with respect to Unsecured Claims. The bar date for governmental entities to file proofs of Claim was May 12, 1998.

         h. Bookstores

    As reflected in the Term Sheet, Cambridge had no interest in the Bookstore Debtors; as a result, the creditors of the Bookstore Debtors negotiated a separate plan of reorganization for those entities. However, as a function of the Debtors' operations, certain intercompany claims, both pre-and-post petition, have arisen in the ordinary course of business. As a result the Cookstore Debtors and the Bookstore Debtors entered into a Stipulation and Order approved by the Court on May 4, 1998. Under the Stipulation, the parties waived any pre-petition intercompany claims and reserved their respective rights as to administrative claims, which they agreed to resolve in good faith. In any event, the Debtors believe the amount of such intercompany claims is not substantial.

         i. Leases

    After Court approval of the Term Sheet and Advisory Agreement, HRAC and the Debtors sought to renegotiate certain provisions of the Debtors' Leases. Negotiations regarding two locations, Florence, Kentucky and Indianapolis, Indiana were unsuccessful and those leases were rejected by Order of the Court dated May 6, 1998 and a Modified Agreed Order dated June 11, 1998. In addition, it is anticipated that the lease relating to the Debtors' headquarters location will be rejected prior to the Confirmation Date.

E.  Business Plan

    1. Sponsor and Management

    Cambridge Holdings, L.L.C. ("Cambridge" or the "Sponsor") has agreed to sponsor the Debtors' plan. Through the acquisition and integration of various retail companies and related businesses in markets throughout the United States, Cambridge hopes that the Reorganized Company will have a substantial position in the high-end cookware and related markets.

    Cambridge is a merchant banking firm headquartered in New York City. It specializes in working with companies in misunderstood or neglected industries and misunderstood or improperly financed asset classes. For example, during 1996-1997, Cambridge raised approximately $1.5 billion to acquire assets and operating entities in the shipping (primarily gas and oil transport) industry.

These acquisitions were financed through operating companies and structures similar to those contemplated in this transaction.

    In addition to capital, Cambridge provides services to entities in which it or its principals have an interest, such as management of the acquisition process, balance-sheet management (e.g. securitization, access to capital markets - debt and equity) and management of the public offering process. In addition to Mr. Danovitch, who will continue as a Director, on the Effective Date several principals of Cambridge will assume board positions of the Reorganized Company and will maintain an active role in its strategic, financial, and related planning activities.

    Cambridge anticipates the following principals will be involved in the Reorganized Company in the respective capacities described in paragraph 7 below:
David E. Danovitch; Donald Jackson, Cambridge's President and Chief Operating Officer with overall responsibility for its investment banking activities; and George Lucaci, Vice Chairman of Cambridge, in charge of all capital markets-related activities. Gerald Czarnecki, a veteran general manager and corporate turnaround specialist, will serve as Chairman of the Reorganized Company. Thomas Tuttle, the President of Global Strategic Holdings, Ltd., an investment fund that has invested in previous Cambridge-sponsored transactions (and that is the holder of the GEM Debenture) will serve as a Director of the Reorganized Company.

    Cambridge will have an advisory contract in substance comparable to the existing HRAC Advisory Agreement (the precise terms of which are still to be determined), with the Reorganized Company for a minimum period of the lesser of three years or until the Reorganized Company has sustained a market capitalization of at least $150 million for at least three months. It is anticipated that under the advisory contract Cambridge will receive $20,000 per month, with payments to accrue until such time as the Reorganized Company raises $4 million in a public or private equity offering, after which all amounts that have accrued shall be paid and future payments shall be made monthly.

    2. Competition

    Current competitors in the target market segment include discount stores, department stores, other gourmet specialty store chains and franchised specialty stores, as well as mail order and internet sales. There are significant competitors, many of whom will be better capitalized than the Reorganized Company.

    3. Business Strategy

    The Reorganized Company's goal is to become a specialty chain operation selling kitchenware to the retail consumer throughout the United States. The concept is that of a store that sells tools for serious cooks. The Reorganized Company will endeavor to provide the consumer with a wide assortment of products while focusing on better quality items. It will endeavor to achieve the status of a national chain through a combination of acquisitions and internal growth through the opening of new store locations and franchising.

    4. Store Location Strategy

    To reach target customers and an evolving customer base, the Reorganized Company will seek to locate its stores in major shopping areas that offer an abundance of customer traffic. To date, the Sponsor believes that the best locations have been in regional malls with major store anchors, surrounded by single family homes, preferably in high income areas. The Reorganized Company's internal growth expansion plans are to enter markets where there is no direct, specialty store competitor so in most cases the Reorganized Company opens the first store of its kind in the market.

    5. Potential Acquisition Strategy

    Initially, the Reorganized Company expects to grow through acquisition of other chains of retail cookstores. Although they have commenced preliminary negotiations with some potential acquisition candidates, and HRAC has executed a non-binding term sheet with an entity which owns and/or franchises in excess of forty stores, at this time the Debtors have no binding agreements with any such candidates, and there can be no assurance they will complete any proposed acquisitions.

    6. Internal Growth Strategy

    Although it is anticipated that the early phase growth will be primarily effected through acquisition of existing chains, the Reorganized Company also plans to open an additional 10-15 stores in the year 1999. The stores will be opened either in existing markets or new markets with no category competition. In addition, the Sponsor intends to actively assist the Reorganized Company to pursue franchising of additional locations.

    7. Background of Members of the Sponsor and Management of Reorganized Company as of the Effective Date.

    David E. Danovitch, Managing Director, Cambridge Holdings. As described earlier, Mr. Danovitch is currently serving as Director and interim Chief Financial Officer of the Debtors. On the Effective Date, he will continue to serve as a Director and interim Chief Financial Officer until a permanent CFO is selected. Mr. Danovitch is responsible for Cambridge's principal-based and leveraged finance activities outside of the shipping and liquid assets areas. Prior to joining Cambridge, he was a principal of Snowden Capital, Inc., a New York City-based investment banking and direct investment firm. From 1993-1994, he was a member of the new senior management team at IBM, serving as the chief of staff to the IBM Senior Vice President responsible for implementing the company's worldwide downsizing, refocusing, and re-engineering. Between 1990 and 1993, Mr. Danovitch was with the law firm of Jones, Day, Reavis & Pogue. From 1988 to 1990, he was an executive officer of the National Council of Savings Institutions. From 1986 to 1988, he was at the First National Bank of Boston. Members of Mr. Danovitch's family are partners in a partnership that will be a shareholder of the Reorganized Parent.

    Donald J. Jackson, President & Chief Operating Officer, Cambridge Holdings. Mr. Jackson will serve as a Director of the Reorganized Company. Mr. Jackson has over thirteen years of experience in the financial markets and is Cambridge's chief operating officer. Prior to joining Cambridge, he was a founder and the former President of RiverBank Securities, a small broker-dealer based in New York City. Mr. Jackson's financial background is in institutional fixed income sales and distribution and fixed income arbitrage. Prior to forming RiverBank in 1995, Mr. Jackson was a private investor. He started his career at Salomon Brothers in 1984 where he developed his expertise in fixed income markets. Mr. Jackson has also held managerial positions at Prudential Securities Inc., Union Bank of Switzerland, and Nomura Securities International.

    George P. Lucaci, Vice Chairman, Cambridge Holdings. Mr. Lucaci will serve as a Director of the Reorganized Company. Mr. Lucaci is the former Chief Executive Officer of RiverBank Securities, LLC, and has been in the global fixed income markets for over 18 years in trading, sales, and finance. He has held management and line positions at Citibank, Merrill Lynch, and Nomura Securities as a foreign exchange and arbitrage trader, mortgage product manager and head of U.S. fixed income sales. He directs all of Cambridge's capital market activities. At Merrill Lynch, he was responsible for the distribution of all generic and derivative mortgage products for 16 offices nationwide.

    Gerald M. Czarnecki, Chairman - The Deltennium Group, Inc., Mr. Czarnecki will serve as Chairman of the Board of the Reorganized Company. From September 1994-November 1995, Mr. Czarnecki was President & COO of UNC Incorporated, a diverse aviation manufacturing and services concern. Between April 1993-May 1994, he was IBM Senior Vice President in charge of the reorganization, reengineering, and right-sizing of the diversified computer company. Between October 1988-April 1993, he was part of an investor group headed by former Treasury Secretary William E. Simon, with specific responsibility for overseeing the affairs of HonFed Bank, a $3 billion bank located in Hawaii.

    Thomas Tuttle, President -Gem Investment Advisors, Inc. Mr. Tuttle will serve as Director of the Reorganized Company. He is currently the President of GEM Investment Advisors, Inc., a New York based investment advisory firm, which iteself and through its affiliates maintains substantial investment stakes in a number of public and private companies including; Sun Cut Floral Network, Inc., Home Retail Acquisition Corp., Austin Computer Systems, Welder-Heyer Energy I and 2d Interactive. Prior to forming GEM Investment Advisors, Mr. Tuttle worked for Morgan Stanley, ultimately resigning as the Indonesian Country Manager. He received his undergraduate degree from Princeton

University and graduated as a Baker Scholar and recipient of the Henry Ford II and Thomas and Edna Wolfe Award from the Harvard Business School.

    Greg E. Dukoff, Principal - CH Equity Partners, L.P., a private equity partnership in the process of formation. Mr. Dukoff will continue to serve as Secretary of Gaylord Companies, TCI and TCWI. He has formerly held senior management positions with ABN AMRO Bank and Prudential Securities. Mr. Dukoff is an officer of HRAC, is an existing shareholder of Gaylord Companies and will be a shareholder in Reorganized Parent. In addition, members of Mr. Dukoff's family are partners in a partnership that will be a shareholder of Reorganized Parent. Mr. Dukoff will not be a Director of the Reorganized Company on and after the Effective Date.

    John D. Critser, President - Gaylord Companies, Inc. Mr. Critser has been President of Gaylord Companies since its inception in July 1994 and has been President of each of its subsidiaries since November 1993. Prior to joining the Debtors in July 1993, Mr. Critser was Vice President of Store Operations for Eckerd Vision Group, a division of the Eckerd Corporation. Mr. Critser joined Eckerd Corporaiton in 1983 as an operations manager and served as a Vice President of the Eckerd Vision Group since February 1991. Mr. Critser is presently subject to an employment agreement with Gaylord Companies which will be rejected prior to or at the Confirmation Date. Mr. Critser has agreed to serve in a transitional capacity after the Confirmation Date, at which time the need for his services will be evaluated consistent with the needs and means of the Reorganized Company. Mr. Critser will not be a Director of the Reorganized Company on and after the Effective Date.

    HRAC and each of the Directors, with the exception of Mr. Dukoff, is an affiliate of

Cambridge. After Confirmation, the Reorganized Company's board of directors will be divided into three classes, with each class of directors to serve three-year staggered terms (after their initial terms). Mr. Jackson will be elected as a Class I director for an initial one-year term expiring in 1999. Messrs. Lucaci and Danovitch will be elected as Class II directors for an initial two-year term expiring in 2000. Messrs. Tuttle and Czarnecki will be elected as Class III directors for an initial three-year term expiring in 2001.

                                 III. THE ESTATE

A.  Assets

    1. Cookstore Debtors

    The Cookstore Debtors' Schedules state that the inventory held by the Cookstore Debtors, as of the Petition Date, had an aggregate value of approximately $1,024,500. Excluding supplies and "RTV" inventory, the Cookstore Debtors' Schedules showed other assets as of the Petition Date aggregating approximately $332,000 (for computer equipment, furniture and fixtures, and leasehold improvements). Except with respect to ongoing operations, however, these assets are of little or no value. Other assets as of the Petition Date include a registered trademark for "The Cookstore" as well as possible proceeds of Avoiding Actions. The value of the registered trademark is unknown. The Debtors have not yet completed an analysis of possible Avoiding Actions, and are unaware of any significant possible preference actions pursuant to section 547 of the Bankruptcy Code. The Debtors have made no determination at this time as to whether they will assert Avoiding Actions against any party.

    The Cookstore Debtors own no real estate. All locations are operated under leases with varying maturity dates. The leases do not have economic value in and of themselves.

    2. Gaylord Companies

    As the parent company, Gaylord Companies held no inventory as of the Petition Date. The schedules list Gaylord Companies' total assets as about $283,000. On the Petition Date, Gaylord Companies had close to $143,000 in cash, accounts receivable of just over $4,000, approximately $26,000 in computer equipment, and approximately $90,000 in prepaid consulting, legal and financial expenses. The balance of Gaylord Companies' assets was comprised of supplies ($2,600), furniture and fixtures ($1,300), the cash value of insurance policies ($11,000), and a lease deposit ($2,900). In addition, the Gaylord Companies was the owner of each of the subsidiaries and was party to a license agreement with Little Professor Book Company, which is now an asset of the Bookstore Debtors. These items were of an unknown value.

B. Liabilities

         The following is an estimate of the Debtors' liabilities. Except for Administrative Expenses, the liabilities are stated as of the Petition Date.

    1. Administrative Expense

    The bankruptcy proceedings of Gaylord Companies and each of its six subsidiaries have been jointly administered. As a result, professional fees are not separated by case. Further, as of the present date, detailed applications for allowance of professional fees have not been filed. However, the Debtors estimate their administrative expenses with respect to professional fees as set forth in Section IID2a of this Disclosure Statement.

    In addition, under its Stipulation with the Bookstore Debtors, the Debtors could have liability, but they believe that any such liability will not be substantial.

    As of June 10, 1998, the Sponsor believes the Debtors were current, or by the Effective Date would be current, with all material items which could give rise to an administrative expense claim.

    2. Secured Claims

    Substantially all of the Debtors' assets are subject to a blanket lien and security interest in favor of Fremont. The Fremont Allowed Secured claim, as of June 10, 1998, was approximately $1,071,000, of which $571,000 is the Fremont Senior Tranche and the balance of $500,000 the HRAC Junior Tranche and the Individual Junior Tranche. It is anticipated that these amounts will increase by the Confirmation Date as a result of the Debtors' business requirements. This claim is secured by assets of the Cookstores Debtors. The Debtors are unaware of, nor do their schedules reflect, any other valid and perfected secured claims (other than equipment leases that will either be assumed or rejected by the Debtors).

    3. Priority Claims other than Administrative Expenses

    The Debtors paid pre-petition wages of up to $4,000 per person. The Debtors do not anticipate any priority claims for wages.

    The Debtors' priority claims consist of certain sales taxes and personal property taxes. The Debtors owe sales taxes for sales occurring in the month of October, 1997 and the first thirteen days of November, 1997. The Debtors estimate that the principal amount of the sales tax liability will be approximately $17,000. In addition, the relevant taxing authorities may seek to assert claims for penalties and interest, as Unsecured Claims, in the amount of approximately $8,500.

    The Debtors also owe personal property taxes for certain pre-petition periods. The Debtors estimate that the amount which will be due for personal property taxes will be approximately $62,000.

    4. General Unsecured Claims

    The bar date for filing proofs of Claim (other than Claims of governmental entities) was March 17, 1998. The bar date for filing proofs of Claim for governmental entities was May 12, 1998. The Debtors have not yet reviewed all of the claims filed, and accordingly, the following is the Debtors' estimate of general unsecured claims. The Debtors estimate general unsecured claims in the amount of approximately $1,545,500, of which approximately $607,250 constitutes Claims against Gaylord Companies and $938,250 constitutes Claims against the Cookstore Debtors.

    The above estimate includes approximately $175,000 in pre-petition lease arrearages. The above amount does not include any amount for rejection claims that would arise upon the rejection of leases and executory contracts.

    The Cookstore Debtors have initiated negotiations with their landlords, seeking agreements with the landlords to obtain concessions on both pre-petition arrearages or future rent. As of the date of this Disclosure Statement, letters reflecting agreement in principle have been received from four of the six landlords of the Cookstore Debtors, and the Debtors have rejected the other two store leases (with respect to the Florence, Kentucky and Indianapolis, Indiana locations of the Cookstore Debtors). In addition, the Debtors intend to reject the lease for their headquarters location.

    5. Retirement Plans, etc.

    Other than the Supplemental Executive Retirement Plan effective August 1, 1996 of the Gaylord Companies, Inc. and employment agreements with John Gaylord, John Critser and George Gaylord, the Debtors are not party to any retirement or employment agreements. The Debtors intend to reject the foregoing Supplemental Executive Retirement Plan and employment agreements.

                             IV. SUMMARY OF THE PLAN

    The following is a brief description of significant provisions of the Plan. This summary only highlights certain provisions of the Plan and is not a substitute for a full and complete reading of the Plan. A copy of the Plan is appended hereto as Exhibit A. Creditors and parties-in-interest are referred to the Plan for a more thorough discussion of the provisions of the Plan. In the case of any discrepancy between the terms of the Plan and the discussion of the Plan in this Disclosure Statement, the terms of the Plan shall govern.

A.  Classification of Claims and Equity Interests.

    As more fully described below, the Debtors are seeking in connection with the Plan the substantive consolidation of the estates of the Debtors for Plan purposes only. As a result thereof, for Plan purposes the Debtors will be treated as if they were a single corporate and economic entity and the Creditors of each Debtor will be treated as a Creditor of the substantively consolidated group of Debtors. At the same time, there will be no merger, as a matter of law, between Gaylord Companies or either of the Cookstore Debtors, which shall maintain their separate legal existence.

    The Plan places all allowed Claims and Equity Interests in the classes set forth below, or, where applicable, treats allowed Claims as Unclassified Claims, as discussed in Article II and Section III(E) of the Plan. Unless expressly provided otherwise, an Allowed Claim that is properly included in more than one class is in a class to the extent it meets the description of such class and is in a different class to the extent it meets the description of such different class.

A.  Secured Claims

    Class 1:  Fremont, as sole owner of the Fremont Senior Tranche.

    Class 2:  HRAC, as owner of the HRAC Junior Tranche.

    Class 3: Individual Junior Participants, as owners of the Individual Junior Tranche.

    Class 4: holders of all other Allowed Secured Claims whose Claims are not included in Classes 1, 2 or 3.

B.  Priority Claims

    Class 5: the Allowed Claims of Unsecured Creditors entitled to priority pursuant to sections 507(a)(3) or 507(a)(4) of the Bankruptcy Code.

C.  Unsecured Claims

    Class 6: the unsecured Allowed Claim of any Creditor not included in any other class, including, without limitation, the "deficiency" portion of any Allowed Secured Claims, but not including Unclassified Claims treated elsewhere in the Plan.

D.  Equity Interests

    Class 7: the Equity Interests of holders of common shares of Gaylord Companies.

    Class 8: the Equity Interests of holders of preferred shares of Gaylord Companies.

    Class 9: the Equity Interests of holders of warrants for the purchase of common shares of Gaylord Companies.

    Class 10: all other Equity Interests in the Debtors not included in Class 7, 8 or 9.

E.  Unclassified Claims

    Section 1123(a)(1) of the Bankruptcy Code provides that certain Claims, including Claims for Administrative Expenses for unpaid post-Petition Date goods and services (Bankruptcy Code Section 507(a)(1) Claims and Claims for Allowed Unsecured Claims of governmental units (Bankruptcy Code Section 507(a)(8) Claims), shall not be designated into classes. The Unclassified Claims treated in the Plan are described below.

B.  Treatment of Claims and Equity Interests

    The Plan provides that Allowed Claims in the following classes shall receive the treatment set forth below in complete satisfaction of all such Allowed Claims.

    1. Secured Claims

    Class 1: Class 1 is not impaired. Fremont is the holder of the Fremont Senior Tranche, which is the senior tranche of certain funding provided to the Cookstore Debtors by Fremont pursuant to the Financing Order. As of the Effective Date, the Debtors estimate that the Allowed Amount of the Fremont Senior Tranche will be $671,000.

    Pursuant to the Plan, on the Effective Date, all outstanding obligations due to Fremont under the Financing Order shall be either (x) repaid in full in cash or (y) repaid pursuant to the Exit Financing Facility such that Fremont shall receive, in complete satisfaction of the Fremont Senior Tranche, the full amount of the Fremont Senior Tranche either (i) in cash on the Effective Date, or (ii) as may otherwise be agreed by and among Fremont, Cambridge, and the Debtors or the Reorganized Company. In addition, Fremont shall receive in connection with the Exit Financing Facility Fremont Warrants exercisable to purchase 92,595 shares of Class A Common Stock at an exercise price of $.01 per share.

    Class 2: Class 2 is impaired. HRAC is the holder of the HRAC Junior Tranche, which is currently a $280,000 junior tranche of the funding provided to the Cookstore Debtors by Fremont pursuant to the Financing Order, but may be increased by the Effective Date.

    The HRAC Junior Tranche will be satisfied as part of the total treatment of HRAC under the Plan.

    Pursuant to the Plan, on the Effective Date, HRAC shall be merged into Gaylord Companies. In consideration for the contribution of HRAC and the merger of HRAC with Gaylord Companies, and in complete satisfaction of the HRAC Junior Tranche and any amounts owed to HRAC prior to the Confirmation Date on account of the HRAC Advisory Agreement, the shareholders of HRAC shall receive on the Effective Date 1,383,684 shares of Class A Common Stock of Reorganized Parent which, on the Effective Date giving effect to the exercise of the New Warrants and before the exercise of any Financing Warrants, shall be equal to eighty percent (80%) of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of Reorganized Parent. In addition, the Reorganized Parent will assume the Assumed HRAC Obligations.

    Class 3: Class 3 is not impaired. The Individual Junior Participants are holders of the Individual Junior Tranche, which represents certain junior tranches of the funding provided to the Cookstore Debtors by Fremont pursuant to the Financing Order.

    Pursuant to the Plan, on the Effective Date, all outstanding obligations due and security interests granted to the Individual Junior Participants shall be restructured as a subordinated loan facility (which may, if agreed to by the holders of such Claims, Fremont and the Reorganized Parent, be structured as a subordinated participation) in an amount equal to the outstanding amount of the Individual Junior Tranche and such holders otherwise will be rendered unimpaired. In partial consideration for the restructure of such obligations, each holder of an Allowed Claim in Class 3 shall also receive its pro rata percentage of the 29,261 Individual Warrants exercisable for 29,261 shares of Class A Common Stock of the Reorganized Parent at the exercise price of $4.00 per share.

    Class 4: Class 4 is not impaired. The Allowed General Secured Claims in this class consist of all Allowed Secured Claims other than the Fremont Senior Tranche, the HRAC Junior Tranche and the Individual Junior Tranche. Based upon the Debtors' Schedules and the proofs of claim filed in the Case, the Debtors are unaware of any Allowed Claim in this Class (other than equipment leases to be either assumed or rejected by the Debtors).

    Pursuant to the Plan, at the sole option of Reorganized Company, (i) an Allowed General Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (ii) a holder of an Allowed General Secured Claim shall receive cash in an amount equal to such Allowed General Secured Claim, including any interest on such Allowed General Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such General



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Secured Claim becomes Allowed, or as soon thereafter as is practicable, or (iii)
a holder of an Allowed General Secured Claim shall receive the collateral securing its Allowed General Secured Claim and any interest on such Allowed General Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction thereof on the later of the Effective Date and the date such General Secured Claim becomes Allowed, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Allowed General Secured Claims, if any exist, are not altered by the Plan.

    2. Priority Claims

    Class 5: Class 5 is not impaired. Allowed Claims in Class 5 are Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include (i) unsecured claims for accrued employee compensation earned within 90 days prior to the Petition Date to the extent of $4,000 per employee and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Case, but only for each such plan to the extent of (a) the number of employees covered by such plan multiplied by $4,000, less (b) the aggregate amount paid to such employees from the Estates for wages, salaries or commissions. The Debtors estimate that the aggregate of Priority Claims will be approximately $0.

    Each holder of an Allowed Claim in Class 5 shall receive a cash payment in complete satisfaction of the Allowed Claim.

    3. Unsecured Claims

    Class 6: Class 6 is impaired. The Claims in Class 6 consist of the unsecured



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Allowed Claims of any Creditor not included in any other class, including, without limitation, the "deficiency" portion of any Allowed Secured Claim, but not including Unclassified Claims treated elsewhere in the Plan. The Debtors estimate that Allowed Claims in Class 6 will aggregate between approximately $1,545,000 and $1,750,000 exclusive of claims arising as a result of the rejection of executory contracts and leases, and insider wage claims, where such insiders agreed to waive any piority status.

    On the Effective Date, each holder of an Allowed Claim in Class 6 shall receive from the Reorganized Parent in complete satisfaction of the Allowed Claim, the following:

         (i) An amount equal to its pro rata share, as compared to all other holders of Allowed Claims in Class 6, of the Available Cash Distributions. Pursuant to the Available Cash Distributions, distributions shall be made by Reorganized Parent from Available Cash in the maximum amount of $30,000.00 per year for five (5) years beginning on January 30, 1999 and continuing on each January 30 through January 30, 2003, so long as Reorganized Parent has Available Cash. To the extent that there is insufficient Available Cash to pay any installment with respect to the Available Cash Distributions (such amount, a "Shortfall Amount"), then Reorganized Parent's obligation to make an installment payment for such Shortfall Amount for that year shall be extinguished; provided, however, notwithstanding anything in this Plan to the contrary, if the Reorganized Parent does not, by January 30, 1999, complete a public or private offering of its equity securities and offer the holders of the Allowed Claims in Class 6 the opportunity to sell such holders' Class A Common Stock in such public or private offering of equity securities for a price of not less than $4.00 per share, then (x) the payment of each Shortfall Amount shall be deferred (not extinguished)



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



    until the next scheduled installment payment date when there is sufficient Available Cash to pay the regularly scheduled installment on the Available Cash Distributions plus the Shortfall Amount and (y) the entire amount of $150,000 (less any payments previously made with respect to the Available Cash Distributions) shall be due and payable on January 30, 2003. Available Cash Distributions shall be made by Reorganized Parent to the holders of the Allowed Claims in Class 6; and

         (ii) Shares of Class A Common Stock in the Reorganized Parent in an amount equal to such holder's pro rata share, as compared to all other holders of Allowed Claims in Class 6, of eight percent (8%) of the issued and outstanding Class A Common Stock and Class B Common Stock of the Reorganized Parent on the Effective Date giving effect to the exercise of the New Warrants and before the exercise of any Financing Warrants.

    Each holder of an Allowed Claim in this class will receive its pro rata portion of the Available Cash Distributions and will receive its pro rata portion of 138,350 shares of Class A Common Stock of the Reorganized Parent. Such shares of Class A Common Stock shall not be transferable until the earlier of six months after the Effective Date or the closing date of a registered public offering by the Reorganized Parent. Holders of such shares shall have the right for six months after the Effective Date to register such shares for sale in a registered public offering; provided that if any such holder determines not to include such shares in such a registered public offering, such holder shall be obliged to agree to any lock-up requested by any underwriter of such public offering. If such registered public offering is underwritten, holders who wish to register such shares must sell such shares on the basis provided in any underwriting arrangements and execute any documents reasonably required



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in connection with such underwriting arrangements.

    Article XV of this Disclosure Statement contains a description of the Class A Common Stock.

    4. Equity Interests

    Class 7: Class 7 is impaired. Class 7 consists of the Equity Interests of holders of common shares of Gaylord Companies.

    Pursuant to the Plan and following the conversion of Other Equity Interests to common shares of Gaylord Companies as provided for in Class 10 below and the merger of HRAC with and into the Gaylord Companies, the common shares of Gaylord Companies shall be extinguished, and the holders of Allowed Equity Interests in Class 7 shall receive their pro rata share of the number of 85,777 shares of Class B Common Stock. Article XV of this Disclosure Statement contains a description of the Class B Common Stock.

    Class 8: Class 8 is impaired. Class 8 consists of the Equity Interests of holders of preferred shares of Gaylord Companies.

    Pursuant to the Plan, all issued and outstanding shares of preferred stock in Gaylord Companies as of the Effective Date shall be converted to common stock of Gaylord Companies. Following such conversion, such common shares of Gaylord Companies shall be extinguished and the holders of Allowed Equity Interests in Class 8 shall receive their pro rata share of the number of shares of Class B Common Stock equal to four percent (4%) of the number of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Reorganized Parent as of the Effective Date giving effect to the exercise of the New Warrants. Article XV of this Disclosure Statement contains a



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


description of the Class B Common Stock.

    Class 9: Class 9 is impaired. Class 9 consists of the Equity Interests of holders of warrants for the purchase of common shares of Gaylord Companies.

    Pursuant to the Plan, all outstanding warrants for the purchase of common shares of Gaylord Companies shall be deemed cancelled and become null and void (without further act or action by any party). 52,573 New Warrants for 52,573 shares of Reorganized Parent at the initial exercise price of $11.57 shall be distributed pro rata to the holders of Allowed Claims in Class 9. The New Warrants shall not be exercisable or transferable until six months after the Effective Date.

    Class 10: Class 10 is impaired. Class 10 consists of all other Equity Interests in the Debtors not included in Classes 7, 8 or 9.

    Pursuant to the Plan, all Equity Interests in the Debtors not treated in Classes 7, 8 or 9 hereof shall be converted, pursuant to the terms of the applicable agreement (be it a put, or other applicable right, including without limitation, any right to issue new warrants), to preferred or common shares of Gaylord Companies, as provided in such agreement or, at the option of the holder of any Class 10 Equity Interest, extinguished. If converted to preferred shares of Gaylord Companies, the interests of the holder of such shares then shall be subject to the further conversion provided for holders of Equity Interests in Class 8 hereof. If converted to common shares of Gaylord Companies, the interests of the holder of such shares then shall be subject to the treatment provided for holders of Equity Interests in Class 7 hereof. C. Description and Treatment of Unclassified Claims



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


    1. Description of Unclassified Claims.

    Administrative Expense Claims are Claims constituting a cost or expense of administration of the Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors and any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their business including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under Section 1930 of chapter 123 of title 28 of the United States Code.

    The Debtors estimate the aggregate amount of Administrative Expense Claims against the Estate as of the Effective Date (excluding professional fees described in Section II D 2 of this Disclosure Statement) will be $210,000.00, including June rental payments and $15,000.00 in fees to the Office of the United States Trustee for fees for the first quarter of 1998 and thereafter. As of June 1, 1998, the Debtors were generally current (within thirty (30) days) on all other matters that could give rise to a material Administrative Expense Claim.

    Pursuant to the Plan, except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, and except as provided in Article II(A)(2) and (3) of the Plan, each holder of an Allowed Administrative



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


Expense Claim shall receive cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that (1) Allowed Administrative Expense Claims representing liabilities or other obligations incurred in the ordinary course of business by the Debtors shall be paid in full (and any such other obligations shall be performed) by the Reorganized Company in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions and (2) any Claim for Administrative Expense held or asserted by an entity against the bankruptcy estate(s) of the Debtors' Affiliates shall not be impaired hereby, and any such claim for Administrative Expenses held or asserted against such other estate(s) shall be reduced by the amount paid to such entity pursuant to the terms of the Plan.

    Under the Plan, all entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred or any other requests for payment of Administrative Expenses, through and including the Confirmation Date under sections 503(b)(1), 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses, or any other requests for payment of Administrative Expenses, incurred through the Confirmation Date within 60 days after the Effective Date and (b) if granted such an award by the Court, shall be paid in full in such amounts as are allowed by the Court (i) on the later of the Effective Date or the date such Administrative Expense



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


Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtors or, on and after the Effective Date, the Reorganized Company. Under the Plan, all professional fees for services rendered in connection with the Case and the Plan after the Confirmation Date, including, without limitation, those relating to the occurrence of the Effective Date and the resolution of Disputed Claims, shall be paid by the Reorganized Company upon receipt of an invoice or on such other terms as the Reorganized Company may agree to, without the need for further Court authorization or entry of a Final Order, absent an objection by the Reorganized Company. In the event the Reorganized Company objects to such fees, the matter shall be resolved by the Bankruptcy Court upon motion of such professional.

    Under the Plan, all fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid on the later of the Effective Date or such other date as specified in invoices therefor received by the Debtors or Reorganized Company for fees incurred through and including entry of the Final Decree.

    Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Priority Tax Claims that have not previously been paid pursuant to orders of the Court and thus will be required to be paid will be approximately $80,000.

    Each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Company, (a) cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed

Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such terms determined by the Court to provide the holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

    2. Filing Unclassified Claims.

    The Plan provides that the claims bar date for filing all Claims or applications for payment of Professionals for fees, costs and disbursements incurred through the Confirmation Date shall be thirty (30) days from the Effective Date (the "Professionals Claim Bar Date"). Such Claims or applications must be filed with the Court and must also be served upon counsel for the Debtors and upon the Office of the United States Trustee. All Professionals must have filed their requests for approval of their fees, costs and disbursements incurred through the Confirmation Date by the Professionals Claims Bar Date or be forever barred from asserting the same. All fees, costs and disbursements incurred by and paid to any Professional must be allowed and authorized for payment by an order of the Court or such fees, costs and disbursements shall be disgorged by such Professional and returned to the Debtors or the Reorganized Company, as appropriate.

    The Plan further provides that any fees, costs and disbursements incurred by any Professional in connection with this Case for any time period subsequent to the Confirmation Date may be paid by the Reorganized Company without further order of the Court. In the event of a dispute between the Reorganized Company and a Professional regarding the amount or timing of payment of any fees, costs or disbursements that may accrue subsequent to the Confirmation Date, the Plan provides that such dispute may be heard by the Court upon the application of such Professional.

    Persons or entities other than Professionals asserting Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code must file such Claims or applications for payment with the Court within thirty (30) days of the Effective Date for the amounts asserted to be due through the Confirmation Date, unless such Claims or applications for payment were required to be filed earlier pursuant to a Final Order entered prior to Confirmation. A copy of each such Claim or application for payment shall also be served upon counsel for the Debtors and the United States Trustee. Any Claim or request for Administrative Expense that is not so filed and served shall be disallowed and forever barred.

    Persons or entities asserting Claims based on assumed or rejected executory contracts or unexpired leases should refer to Article VI of the Plan and Article VI of this Disclosure Statement.

D.  Means for Implementation of the Plan.

    1. Conditions Precedent to Effectiveness of Plan

    The Plan shall not become effective until the following conditions precedent shall have occurred:

    1. The Confirmation Order shall have been entered which provides that:

         (a) except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b), section 5 of the Securities Act of 1933, as amended, (15 U.S.C. Section 77(d)), or any state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in securities, does not apply to the transactions provided for in the Plan; provided, however, that in the event the Court should refuse to enter a Confirmation Order that is deemed to include such a finding, the Debtors shall have the option of withdrawing the Plan or proceeding without the Bankruptcy Code section 1145 qualification; and

         (b) acceptance of the Plan has been made in good faith and in compliance with the applicable provisions of the Bankruptcy Code as contemplated by section 1125(e) of the Bankruptcy Code.

    2. There shall be no stay in effect with respect to the Confirmation Order;

    3. The Reorganized Company shall have credit available under the Exit Financing Facility to provide the Reorganized Company with financing sufficient to meet its cash obligations under the Plan and its business requirements as of and after the Effective Date;

    4. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed and delivered; and

    5. Each of the Plan documents and the New Securities shall have been effected or executed and delivered.

    2. Objections to Claims

    Under the Plan, the Debtors and the Reorganized Company shall be entitled to file objections to proofs of claim at any time prior to the closing of the Case. Notwithstanding any other provision of the Plan specifying a date or time for payment or distributions, payments and distributions in respect of any Claim which as of such date is disputed, unliquidated, or contingent shall not be made until such Claim becomes an Allowed Claim whereupon such payments and distributions shall be made promptly or as otherwise provided for in the Plan. In the event that, at the time a payment is to be made to holders of Claims in a specific class, a Claim that would otherwise be a Claim in that class remains disputed, unliquidated or contingent, the Reorganized Company shall reserve from its distribution to said class an amount estimated to be sufficient to pay the amount of such disputed, unliquidated and contingent Claims. The Reorganized Company shall distribute the appropriate amount to the holder of such disputed, unliquidated and contingent Claims at such time, if any, as those Claims become Allowed Claims.

    3. Voting of Claims

    Under the Plan, each holder of an Allowed Claim in an impaired Class which retains or receives property under the Plan shall be entitled to vote separately to accept or reject the Plan and indicate such vote on a duly executed and delivered Ballot as provided in such order as is entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.

    4. Nonconsensual Confirmation

         Under the Plan, if any impaired Class entitled to vote shall not accept the Plan by the requisite statutory majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors and the Reorganized Company reserve the right (a) to undertake to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code and (b) to amend the Plan to the extent necessary to obtain entry of the Confirmation Order.

    5. Method of Distributions Under the Plan

         a. In General. Under the Plan, subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by the Reorganized Company to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record Date, unless the Debtors or Reorganized Company have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or notice of transfer of claim filed by such holder that provides an address for such holder different from the address reflected on the Schedules to the Plan.

         b. Distributions of Cash. Under the Plan, any payment of cash made by the Reorganized Company pursuant to the Plan shall be made by check drawn on a domestic bank.

         c. Timing of Distributions. Under the Plan, any payment or distribution required to be made under the Plan on a day other than a business day shall be made on the next succeeding business day.

         d. Fractional Cents. Under the Plan, whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in the case of .50 or less and rounding up in the case of more than .50).

         e. Fractional Shares, New Warrants, Fremont Warrants, Individual Warrants. Under the Plan, no fractional shares of Class A Common Stock, Class B Common Stock or fractional New Warrants, Fremont Warrants or Individual Warrants or cash in lieu thereof shall be distributed under the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New

Warrants that is not a whole number, the actual distribution of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants shall be rounded up to the nearest whole number. The total number of shares of Class A Common Stock, Class B Common Stock, Fremont Warrants, Individual Warrants or New Warrants to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided in this Section IVDe.

         f. Unclaimed Distributions

    Under the Plan, any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in the Reorganized Company and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred.

         g. Distributions to Equity Interest Holders as of the Record Date

    Under the Plan, as of the close of business on the Record Date, the transfer ledgers (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Equity Interests. Debtors and Reorganized Company shall have no obligation to recognize any transfer of any Equity Interests occurring after the Record Date. Debtors and Reorganized Company shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan) with only those record holders stated on the transfer ledgers (for Equity Interests) as of the close of business on the Record Date.

         h. Injunction

    Under the Plan, the Confirmation Order shall provide for, and shall operate as, an injunction against the commencement or continuation of any action to collect, recover, or offset from any of the Debtors or the Reorganized Company, or any property of any of the

Debtors or the Reorganized Company, any Claim or Equity Interest that is treated in this Plan except as otherwise permitted by the Plan or by Final Order of the Court. The Court shall have jurisdiction to determine and award damages for any violation of the injunction provided for in this Plan or the Confirmation Order, including, without limitation, compensatory damages, professional fees, expenses and costs, and exemplary damages for any willful violation of the injunction.

         i. Discharge of Debtors

    Under the Plan, except as otherwise expressly provided in section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final satisfaction, settlement, release and discharge as against the Debtors of any debt that arose before the Effective Date and any debt of a kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code and all Claims and Equity Interests of any nature, including, without limitation, any interest accrued thereon from and after the Commencement Date, whether or not (i) a proof of Claim or Equity Interest based on such debt, obligation or equity interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is Allowed under section 502 of the Bankruptcy Code or (iii) the holder of such Claim or Equity Interest has accepted the Plan.

    6. Source of Funds

    The payments to be made as provided in the Plan shall be made, at the sole option of the Reorganized Company, from any cash or property held, received, or obtained by Debtors and/or the Reorganized Company as of the Confirmation Date, from funds generated by the Reorganized Company's future operations, and from loans made or capital contributed by Fremont, HRAC, the Individual Junior Participants and/or certain other parties. [Portion Omitted].

    7. Financing

    On the Effective Date, the Reorganized Company shall enter into (1) the Exit Financing Facility and (2) a subordinated loan facility with the Individual Junior Participants or other lenders designated by the Debtors or Reorganized Company in the aggregate original principal amount equal to the Individual Junior Tranche. As partial consideration for these loan facilities, Fremont will receive Fremont Warrants and the Individual Junior Participants will receive Individual Warrants. In addition to the foregoing, the Sponsor is seeking an interim financing facility in an amount necessary to accomplish its objectives pending the offering described above.

    8. Merger of HRAC and Gaylord Companies

    On the Effective Date, HRAC shall be merged into Gaylord Companies. Gaylord Companies shall be the sole surviving entity of the merger, and shall be the Reorganized Parent hereunder pursuant to the terms of the Merger Agreement. Pursuant to the Merger Agreement, Reorganized Parent shall assume all of the liabilities of HRAC, including the Assumed HRAC Obligations. A copy of the Merger Agreement is annexed as Exhibit "H".

    9. Issuance of New Securities and Cancellation of Existing Securities and Agreements

    Pursuant to the Plan, Reorganized Parent is authorized to issue the following New Securities: (i) an aggregate of 1,383,684 shares of Class A Common Stock to the shareholders of HRAC and 138,350 shares of Class A Common Stock to the holders of Allowed Claims in Class 6; (ii) an aggregate of 85,777 shares of Class B Common Stock to the holders of Allowed Claims in Class 7 and an aggregate of 69,174 shares of Class B Common Stock to the holders of Allowed Claims in Class 8; (iii) 52,573 New Warrants; (iv) 121,856 Financing Warrants; (vi) the Gem Debenture. In addition, pursuant to the Plan the Reorganized Company shall reserve for the issuance of 175,429 shares of Class A Common Stock to effectuate the provisions of the New Warrants, Fremont Warrants and Individual Warrants, 154,951 shares of Class A Common Stock to effectuate the conversion of Class B Common Stock to Class A Common Stock and 180,000 shares of Class A Common Stock to be issued in connection with one or more employee equity incentive plans of Reorganized Parent. All shares of Class A and Class B Common Stock to be issued pursuant to this Plan shall be, upon issuance, fully paid and non-assessable and shall be subject to dilution (subject to the anti-dilution provision as set forth in the Commitment Letter) as set forth in Article IV of the Plan, and the holders thereof shall have no preemptive or other rights to subscribe for additional shares.

    Under the Plan, on the Effective Date, the promissory notes, share certificates, bonds and other instruments evidencing any Claim, except to the extent contrary to and not consistent with the treatment of the Fremont Secured Claim, the Allowed General Secured Claims or Equity Interests, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

    Pursuant to the Plan, each holder of a promissory note, share certificate, bond or other instrument evidencing such a Claim, except to the extent contrary to and not consistent with the treatment of the Fremont Secured Claim, the Allowed General Secured Claims or Equity Interests, shall surrender such promissory note, share certificate, bond or instrument to the Reorganized Company, unless such requirement is waived by the Reorganized Company. No distribution of property shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or instrument is received by the Reorganized Company or the unavailability of such promissory note, share certificate, bond or instrument is established to the reasonable satisfaction of the Reorganized Company or such requirement is waived by the Reorganized Company. The Reorganized Company may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Company. Any holder that fails within the later of one year after the Effective Date and the date of Allowance of its Claim or Equity Interest (i) if possible, to surrender or cause to be surrendered such promissory note, share certificate, bond or instrument; (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Company and (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Company, shall be deemed to have forfeited all rights, claims and causes of action against the Debtors and the Reorganized Company, and shall not participate in any distribution hereunder. Notwithstanding the foregoing, the Debtors and Reorganized Company shall be deemed to waive the requirements of this Article IV as to any holder whose Claim is expressly Allowed pursuant to the Confirmation Order.

    10. Operation of Business

    Under the Plan, after the Effective Date, the Reorganized Company shall provide the holders of Allowed Claims the respective treatments set forth herein, as applicable. The Debtors' operations shall be carried on by the Reorganized Company, and the Reorganized Company shall have full authority to operate Debtors' businesses and to incur and pay post-Petition Date and post-Confirmation obligations..

    11. The Reorganized Company

    HRAC's interest in pursuing the Term Sheet Transaction stems in part from the status of Gaylord Companies as a publicly traded company. Accordingly, the Reorganized Parent will seek to retain its status as a publicly traded company and recommence its required filings. (The Debtors have been delinquent respecting a number of public filings). HRAC intends to pursue opportunities with other businesses related to the business of the Cookstore Debtors with the intention of bringing other operations under the Reorganized Company's ownership in order to take advantage of synergies between the Cookstore business and businesses in related fields.

    12. Breaches

    Under the Plan, in the event any of the Debtors or the Reorganized Company breaches any of its obligations under the Plan, the Debtors and the Reorganized Company shall have sixty (60) days from the receipt of written notice of such breach from the holder of an Allowed Claim to cure such breach.



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



    13. Pre-Payment of Allowed Claims

    Under the Plan, in the event the Debtors or the Reorganized Company is able to pre-pay any Allowed Claim, the Debtors and the Reorganized Company shall have the absolute right, in their sole discretion, to pre-pay all or a portion of any class of Allowed Claims at any time, so long as each claimant in the class is paid the same proportional amount. Any pre-payment shall be without penalty.

    14. Continuation of Bankruptcy Injunction or Stays.

    Under the Plan, all injunctions or stays provided for in the Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

    15. Reverting of Assets.

         (a) Under the Plan, the property of the Estates shall revert in the Reorganized Company on the Effective Date.

         (b) Under the Plan, as of the Effective Date, all property of the Debtors and the Reorganized Company shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

         (c) Under the Plan, as of the Effective Date, the Reorganized Company shall have the right to compromise Claims without further Court order.

    16. General Release of Liens. Except as otherwise provided in the Plan, in the treatment of the Individual Junior Tranche or in the Exit Financing Facility, or in any contract, instrument, indenture or other agreement or document created in connection with the Plan or the implementation thereof, on the Effective Date, all mortgages, deeds of trust,



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


liens or other security interests against property of the Estates will be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests will revert to Reorganized Company or the Debtors, as applicable, and the successors and assigns thereof.

    17. Compensation and Benefit Programs. Under the Plan, all employment and severance practices and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans will be treated either as executory contracts under the Plan pursuant to Article VI thereof or as permitted under applicable non-bankruptcy law.

    18. Retiree Benefits. Under the Plan, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits, subject to any and all rights of the Debtors under applicable law. Notwithstanding the foregoing, the Debtors intend to reject the Supplemental Executive Retirement Program of Gaylord Companies on or before the Confirmation Date.

    19. Amended Bylaws and Amended Certificates of Incorporation. Under the



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Plan and after giving effect to the Merger, the respective bylaws and certificates of incorporation of the Reorganized Company shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificate of incorporation and bylaws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors or the Reorganized Company.

             V. DISCLOSURES REQUIRED BY 11 U.S.C. 1129(a)(4) AND (5)

    Section 1129(a)(4) of the Bankruptcy Code provides that a Plan can be confirmed only if any payment made or to be made by Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in or in connection with the Case or in connection with the Plan and incident to the Case, has been approved by, or is subject to approval of the Court as reasonable. Section IV of the Plan meets the requirement of section 1129(a)(4) of the Bankruptcy Code.

    Section 1129(a)(5) of the Bankruptcy Code conditions Confirmation on disclosure of the identity and affiliations of any individual proposed to serve after Confirmation as a director, officer or voting trustee of the surviving entity. Section 1129(a)(5) further requires that (i) appointment to or continuance in such office of such individual be consistent with the interests of Creditors and holders of Equity Interests and with public policy, and (ii) the Debtors disclose the identity of any insider who will be employed or retained by the reorganized Debtors and the nature of any compensation for such insider.



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


    After confirmation, the directors of the Debtors will be those individuals described in Section IIE7 of this Disclosure Statement. The officers of the Debtors, who are described in Section IIB and IIE7, will continue to serve in those capacities consistent with the needs of the Reorganized Company. In the event HRAC makes an acquisition prior to or after the Effective Date, in accordance with its business plan, one or more officers of the acquired entity could become officers and/or directors of the Reorganized Company. Certain other officers, employees and affiliates of Cambridge will be shareholders in Reorganized Parent.

    The Debtors submit that the appointment of the above-named individuals is in the best interests of Creditors and the disclosure thereof and other disclosure set forth in this Disclosure Statement is in full compliance with Section 1129(a)(5) of the Bankruptcy Code.

                       ARTICLE VI. TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

    Under the Plan, on the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected by the Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contract or unexpired lease that is the subject of a separate motion to assume filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; (ii) executory contracts and unexpired leases listed on Exhibit E, and (iii) all executory contracts or unexpired leases assumed under this Plan or by order of the Bankruptcy Court entered before the Confirmation Date and not subsequently terminated pursuant to an order of the Bankruptcy Court. Under the Plan, the Debtors reserve the right to amend, alter or modify Exhibit E at any time prior to the Confirmation Hearing. The Debtors will provide notice of



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


any amendments to Exhibit E to the parties to the executory contracts or unexpired leases affected thereby.

    Under the Plan, except as may otherwise be agreed to by the parties, within 60 days after the Effective Date, the Reorganized Company shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Company's liability with respect thereto, or as may otherwise be agreed to by the parties.

    Under the Plan, claims based on executory contracts or unexpired leases that were rejected on or prior to the Claims Bar Date that were not filed by that date shall be disallowed and forever barred. Claims arising out of the rejection of an executory contract or unexpired lease designated for rejection under the Plan must be filed with the Court and served upon the Debtors or Reorganized Company or as otherwise may be provided in the Confirmation Order by no later than 30 days after the notice of entry of an order approving such rejection. Under the Plan, any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Company and their property, and the holders thereof shall not be entitled to any distribution under this Plan or otherwise from the Debtors or Reorganized Company. Claims required to be filed pursuant to a Final Order entered prior to the Confirmation Date shall be forever barred and disallowed if not filed within the time specified in such Final Order. Under the Plan, unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of



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


executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.


                                VII. FEASIBILITY

    Based on information provided by HRAC more particularly described herein, and on operations prior to the commencement of the case, the Debtors anticipate that Debtors and the Reorganized Company will have sufficient cash to fund payments under the Plan from cash generated by operations, from cash or other assets on hand at Confirmation, from the Exit Financing Facility and from the proceeds of certain financial accommodations to be obtained by the Reorganized Company.

    Attached as Exhibit F are pro forma projected financial statements of the Reorganized Company for the period July 1, 1998 through December 31, 1998. These projections were prepared by HRAC and are based on the best estimates of HRAC in light of its knowledge of Debtors' current market conditions, past experience, and other factors, all of which are subject to change and any of which may cause the actual results to differ from the projections. While the Debtors do not have any information that the projections do not accurately reflect a good faith estimate of the Reorganized Company's future cash flow, the projections are not in any way guaranteed by Debtors. The projections show that the Plan is feasible assuming the Reorganized Company meets the projections. If Reorganized Company does not meet its projections, they would seek to borrow funds sufficient to meet their needs and (as described herein) it is Sponsor's intent to raise additional equity as soon as possible. However, there can be no assurance that the Reorganized Company will successfully raise additional equity or debt financing.



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


                       VIII. ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

    The Debtors have evaluated numerous reorganization alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan provisions for continuation of operations present the best alternative and will maximize recoveries by holders of Claims and Equity Interests, assuming that the conditions to the Effective Date are achieved. Accordingly, if the Plan is not confirmed, the following alternatives could occur:

A.  Sale of Individual Stores

    The Debtors have analyzed whether a higher return to Creditors could be secured through a sale of the business of the Debtors on a breakup basis, e.g., through sales of individual stores, and have concluded that the business of the Debtors enjoys a considerable enhanced value as a single operating unit because of the overall integration of its system and discounts from volume purchases and centralized operations. Thus, a breakup of the business of the Debtors would not likely result in an aggregative higher return to Creditors than that to be distributed pursuant to the Plan.

B.  Chapter 11 Liquidation

         An alternative plan providing for a Chapter 11 liquidation would contemplate an orderly wind-down of the business and liquidation under the control of the Debtors' existing management or a liquidation officer appointed by the Bankruptcy Court. Similar to the reasons discussed below respecting a conversion to Chapter 7, the Debtors believe that a Chapter 11 liquidation would not result in any distribution to holders of Claims or interests, other than the holders of the Fremont Allowed Secured Claims and that even such holders would likely receive a recovery of less than 100%.

C.  Conversion to Chapter 7

    If the Plan is not confirmed, the Chapter 11 Case may be converted to Chapter 7 of



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



the Bankruptcy Code. A trustee would be appointed to liquidate the assets of the Debtors for distribution to the Creditors in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that in a Chapter 7 liquidation, before Creditors receive any distributions, additional administrative expenses would be incurred through the appointment of a trustee and employment of additional professionals to assist the trustee. The Debtors believe that the holders of Fremont Allowed Secured Claims would receive a recovery of less than 100% , and that no other holders of Claims or Equity Interests would receive any distribution.

D.  Dismissal Alternative

    Dismissal of the Chapter 11 Cases would have the effect of restoring (or attempting to restore) all parties to the status quo ante. Upon dismissal, the Debtors would lose the protection of the Bankruptcy Code, thereby requiring at the very least, an extensive and time consuming negotiation process and resulting in costly and protracted litigation in various jurisdictions. Dismissal of the Chapter 11 Cases would also permit Fremont to foreclose upon the assets of the Debtors which are subject to its liens. Therefore, the Debtors believe that dismissal of the Chapter 11 Cases is not a viable alternative to the Plan.

    For the reasons described in this Disclosure Statement, the Debtors believe that the distributions to each Class of impaired Claims and Equity Interests under the Plan will be greater and will be received earlier than the distributions which might be received after a sale of individual business divisions, a Chapter 11 liquidation, a Chapter 7 liquidation or a dismissal of the Case of the Debtors. The Debtors believe that if the conditions to the Effective Date occur, the Plan maximizes the property available for distribution and any alternative would result in lesser recoveries.

                            IX. LIQUIDATION ANALYSIS

    Debtors believe that Confirmation and implementation of the Plan will provide


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


greater distributions to Creditors than would liquidation of Debtors under Chapter 7 of the Bankruptcy Code. Should the Case convert to Chapter 7, a trustee would be appointed to liquidate Debtors' assets and administer the estate. In such event, the proceeds of the liquidation would be used first to pay in full all Allowed Secured Claims against Debtors, the Administrative Expenses of the Chapter 7 case, the Administrative Expenses of the superseded Chapter 11 Case, and all other Priority Claims. The remaining proceeds, if any, would be distributed to the unsecured Creditors on a pro rata basis.

    The Debtors estimate that liquidation of their assets would yield nothing for creditors except for the holders of the Fremont Allowed Secured Claim. Attached as Exhibit G is a liquidation analysis. Given the amount of Administrative Expenses and Priority Claims, together with the expenses of a Chapter 7 trustee, nothing would remain to make any distribution whatsoever to holders of Unsecured Claims. Therefore, Debtors believe that the general unsecured Creditors as well as priority claimants will receive more under the Plan than they would in the other alternatives described above. (Creditors should also note that, typically, no distribution is made in a Chapter 7 case until all of the assets of the estate and all Claims have been liquidated. This process could take one or more years.)

    The Debtors know of no alternative to the proposed Plan, other than a Chapter 7 liquidation. The Plan is the only plan of reorganization that has been proposed.

                      X. PENDING AND ANTICIPATED LITIGATION

    Debtors were parties to the following actions which were still pending on the date of this Disclosure Statement:



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



    1. Greenfield Commercial Credit, L.L.C. v. Gaylord Companies, Inc., et al., Case No. 97CVH-11-9881 (Franklin County. Common Pleas) (action on Loan Agreement). In connection with the entry of the Financing Order, Greenfield's obligation was satisfied and Greenfield delivered a release to the Debtors.

    2. Century Graphics v. Gaylord Companies, Inc., Case No. 9711CVF-036582 (Franklin County Municipal Court). (collection action)

    3. M&I First National Leasing v. Gaylord Companies, Case No. 97-CVH-109660 (Franklin County Court of Common Pleas) (replevin action).

    4. The Cincinnati Enquirer v. Gaylord Company, Inc. d/b/a Little Profession, Case No. 97-CV-29175 (Hamilton County Municipal Court) (collection action).

    5. UAP - COLUMBUS JV 32132 v. The Cookstore Inc., et al, Case No. 97-CVH-07-7380 (Franklin County Common Pleas) (forcible entry and detainer action and claim for rent).

    6. The Western and Southern Life Insurance Co. v. The Cookstore, Inc., Case No. 97-C-01278 (Boone County, Kentucky) (Forcible entry and detainer action).

    All of these actions, with the exception of the first, which has been settled, will be stayed as to any further proceedings against the Debtors if not otherwise settled pursuant to the Plan.

    The Reorganized Company will have the authority to commence any Avoiding Action, and to object to any Claim, until the Case is closed. Any proceeds from such actions will be retained by the Reorganized Company to fund their operations and the Plan.



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



                           XI. SECURITIES LAWS MATTERS

A.  Bankruptcy Code Exemptions From Registration Requirements.

    No registration statement will be filed under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws with respect to the offer and distribution under the Plan of Class A Common Stock, Class B Common Stock, Available Cash Distributionss, Financing Warrants and New Warrants (collectively, the "Plan Securities"). The Debtors believe that the provisions of Section 1145(a)(1) exempt the offer and distribution of the Plan Securities from federal and state securities registration requirements.

B.  Initial Offer and Sale of Plan Securities.

    Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization; (ii) the Securities must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; and
(iii) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer and sale of the Plan Securities under the Plan satisfies the requirements of Section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state



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



securities laws.

C.  Subsequent Transfers of Plan Securities.

    In general, all resales and subsequent transactions in the Plan Securities distributed under the Plan will be exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer". Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

         (i) persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

         (ii) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

         (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

         (iv) a person who is an "issuer" with respect to the securities, as the term "issuer"



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


    is defined in Section 2(11) of the Securities Act.

Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under Section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any Plan Security or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any Plan Security or would be a "dealer".

    The Securities and Exchange Commission (the "Commission") has taken the position that resales by accumulators and distributors of securities distributed under a plan or reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions". The staff of the Commission has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:



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


         (i) (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

         (ii) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"); or

         (iii) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The views of the Commission on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

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



    Rule 144, promulgated under the Securities Act, provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to Section 1145(c) of the Bankruptcy Code, the Plan Securities will be unrestricted securities for purposes of Rule 144.

    GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AFFILIATE, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE PLAN SECURITIES. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.



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


    State securities laws generally provide registration exemptions for subsequent transfers by a bona-fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of the Plan Securities.

    THE DEBTORS DO NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR INTERPRETATIVE REQUESTS TO THE COMMISSION WITH RESPECT TO ANY SECURITIES LAWS MATTERS.

                          XII. FEDERAL TAX CONSEQUENCES

    Neither the Debtors or Reorganized Company intend to request (x) a ruling (whether prior or subsequent to the Effective Date) from the IRS or (y) an opinion (whether prior or subsequent to the Effective Date) from legal counsel, in each case regarding the tax consequences of the Plan. The tax consequences of the Plan may vary based on individual circumstances. Therefore, this Disclosure Statement renders no advice on the tax consequences of implementation of this Plan to any Creditor, to the Debtor, or to holders of Equity Interests. Each such party is urged to consult such party's tax advisor as to the consequences of the Plan, including any consequences under state and local tax laws.

    Debtors filed a Federal Income Tax Return for the calendar year ending 1996. Debtors are unaware of any audits or other investigation of that or any prior return. Debtors have not yet filed tax returns for 1997.

                               XIII. CONFIRMATION



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


A.  Confirmation Procedure

    As indicated above, the purpose of this Disclosure Statement is to provide Creditors with adequate information to enable them to make an informed decision regarding the merits of the Plan. The Court has conditionally approved this Disclosure Statement. Section 1128 of the Bankruptcy Code requires the Court, after notice, to hold a further hearing on Confirmation. Final approval of this Disclosure Statement will be considered at the Confirmation Hearing. The Bankruptcy Code, moreover, contemplates Creditor voting with regard to Chapter 11 plans of reorganization. The following section summarizes the voting and Confirmation requirements in Chapter 11 proceedings. This summary constitutes neither a complete recital of all Bankruptcy Code requirements regarding voting and Confirmation nor a conclusive statement of Creditor rights. Any Creditor with questions concerning voting, Confirmation or other matters should seek the advice of counsel.

    Pursuant to section 1129 of the Bankruptcy Code, in order to confirm the Plan, the Court must find, among other things, that: (1) the Plan complies with the applicable provisions of the Bankruptcy Code; (2) Debtors have complied with the applicable provisions of the Bankruptcy Code; (3) Debtors proposed the Plan in good faith and not by any means forbidden by law; (4) Debtors have made the disclosure required by Section 1125 of the Bankruptcy Code; (5) the Plan has been accepted by the requisite vote of Creditors; (6) the Plan is feasible and Confirmation is not likely to be followed by liquidation; (7) the Plan is in the best interests of the Creditors by providing Creditors on account of such Claims or interests property of a value, as of the Effective Date, that is not less than the amount that such Creditor would receive or retain in a Chapter 7 liquidation;

(8) all fees and expenses required under 28 U.S.C. 1930 as determined by the Court at the hearing on Confirmation have been paid or the Plan provides for payment of such fees on the Effective Date; and (9) the Plan addresses Priority Claims.

    As noted above, one of the conditions to Confirmation is that the Plan be accepted by the requisite votes of Creditors in order to be confirmed by the Court. Section 1129 of the Bankruptcy Code requires that each class of Claims accept the Plan by the requisite majorities, or that the class be unimpaired under the Plan and deemed to have accepted the Plan without solicitation. Pursuant to the Bankruptcy Code, therefore, only Creditors holding Claims classified as Allowed Claims which are impaired under the Plan are entitled to vote to accept or reject the Plan. Generally, a class is "impaired" unless the legal, equitable, or contractual rights attached to the Allowed Claims of that class are unaltered by the Plan or the Plan proposes to cure pre-petition defaults, reinstate maturities, and compensate the holder of such claim for any damages or proposes payment in full in cash. Certain of the classes described in the Plan are impaired, and holders of the Allowed Claims in such impaired classes are entitled to vote to accept or reject the Plan.

    The majorities required for acceptance by an impaired class relate both to amount of the Allowed Claims in the class and the number of members in the class that actually vote for acceptance or rejection of the Plan. An impaired class is deemed to have accepted the Plan if the holders of at least two thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of the class vote to accept the Plan. Only holders of Allowed Claims entitled to vote who actually do vote to accept or reject the Plan are counted in this tabulation; holders of Allowed Claims who do not vote are not counted. A




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


Creditor's vote may be disregarded to the extent the Court determines that Debtors did not solicit or procure the Creditor's acceptance or rejection in good faith.

    If the Plan is accepted by all classes impaired under the Plan, the Plan will be confirmed provided that the Court finds that the Plan satisfies the other conditions set forth in section 1129(a) of the Bankruptcy Code. If, however, the voting members of an impaired class do not vote for acceptance of the Plan, the Court must conclude that each holder of a Claim in an impaired class has either accepted the Plan or will receive property of a value, as of the Effective Date, not less than the amount such Creditor would receive if the Case were a case under Chapter 7 of the Bankruptcy Code.

    The Plan may be confirmed even though it is not accepted by all impaired classes to the extent: (1) at least one impaired class accepts the Plan; (2) the Plan is "fair and equitable" as to those impaired classes not accepting the Plan; (3) the Plan does not "discriminate unfairly" against any impaired class electing not to accept the Plan; and (4) the Plan meets the "cram down" conditions set forth in section 1129(b) of the Bankruptcy Code. The "fair and equitable" standard requires, among other things, that (a) no holder of any Claim or Equity Interest in any class junior to any dissenting class of unsecured Claims receive or retain any property on account of such Claim or Equity Interest unless the dissenting class of unsecured Claims receives full compensation for its Allowed Claims, and (b) the members of any dissenting class of secured claims either retain their liens and receive deferred cash payments with a value as of the Effective Date of the Plan equal to the value of their interests in the Debtors' property or otherwise receive the "indubitable equivalent" of the value of their secured claims. The requirement that the Plan not



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



"discriminate unfairly" simply means that a dissenting class must be treated substantially the same as other classes of equal rank. To the extent necessary, if at all, the Debtors will seek to rely on the cramdown provisions of the Bankruptcy Code.

B.  Effect of Confirmation

         Upon the Effective Date, the Debtors, the Reorganized Company, each Creditor, and each holder of an Equity Interest will be bound by the provisions of the Plan regardless of whether or not the Claim or Equity Interest of such Creditor or holder of an Equity Interest is impaired under the Plan, whether or not such Creditor or holder of an Equity Interest filed a proof of Claim or a proof of Claim was deemed filed, whether or not the Claim or Equity Interest is allowed by the Court, or whether or not such Creditor or holder of an Equity Interest voted to accept the Plan. Except as otherwise specifically provided in the Plan, upon the Effective Date, all property dealt with by the Plan will be free and clear of all Claims and Equity Interests. The rights afforded under the Plan and the treatment of Claims and Equity Interests will be exchanged for and in complete satisfaction, discharge, and release of, all Claims (including post-Petition Date interest on Claims) and Equity Interests.


                                XIV. RISK FACTORS

A. Acquisition Strategy; Impact on Operating Results; Need for Capital.

    The Reorganized Company's strategy includes acquisitions of retail cookware businesses and other companies complementary to its business. The success of any such acquisition will depend on many factors, including the Reorganized Company's ability to identify suitable acquisition candidates, the purchase price, the availability and terms of




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


financing, and management's ability to effectively integrate the acquired businesses into the Reorganized Company's operations. Significant competition for acquisition opportunities exists in the retail cookware industry, which may significantly increase the costs of and decrease the opportunities for acquisitions. Although the Reorganized Company is actively pursuing potential acquisitions, there can be no assurance that any acquisition will be consummated. No assurances can be given that the Reorganized Company will be able to operate any acquired businesses profitably or otherwise successfully implement its expansion strategy. There can be no assurance that the Reorganized Company will be able to hire, train and integrate qualified employees, locate and obtain favorable store sites for new stores, and adapt its management information and other operational systems, to the extent necessary to grow in a profitable manner. The Reorganized Company may finance future acquisitions and planned internal growth through borrowings or the issuance of debt or equity securities. There can be no assurances that future lenders to the Reorganized Company will extend credit, or extend credit on favorable terms. There can be no assurance that the Reorganized Company will be able to raise additional equity. In the event that the Reorganized Company fails to obtain additional financing when required, such failure could result in the modification, delay or abandonment of some or all of the Reorganized Company's development and expansion plans. Any such modification, delay or abandonment is likely to have a material adverse effect on the Reorganized Company's business, which could adversely affect the value of the Reorganized Companys securities and the warrants issued pursuant to the Plan and may limit the Reorganized Company's ability to make principal and interest payments on its indebtedness including the Available




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


Cash Distributions and the Gem Debenture. Further, any issuance of equity securities could have a significant dilutive effect on the holders of Class A Common Stock and Class B Common Stock. Such acquisitions may result in increased costs, significant goodwill and increases in the amount of depreciation and amortization expense and could also result in write downs of purchased assets, all of which could adversely affect the Reorganized Company's operating results in future periods. In the event that the reorganized Company's plans for expansion are not successful, there could be a material adverse affect on the Reorganized Company's business.

B.  Operating History

    The Debtors incurred substantial losses in 1996 and 1997 and in 1998 to date. There can be no assurance that the Reorganized Company's future operations will be profitable. The Reorganized Company may, in fact, continue to incur losses for the foreseeable future.

C.  Ability to Service Indebtedness

    The Debtors currently are not able to, and there can be no assurance that the Reorganized Company will be able to, generate sufficient cash flow to meet required interest and principal payments associated with its indebtedness. If the Reorganized Company is unable to generate sufficient cash flow to meet its debt obligations, the Reorganized Company may be required to renegotiate the payment terms or to refinance all or a portion of its indebtedness, to sell assets or to obtain additional financing. If the Reorganized Company is unable to refinance such indebtedness, substantially all of the Reorganized Company's debt would be in default and could be declared immediately due



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and payable. For instance, the Gem Debenture is due and payable on October 1,
1998.

D. Suppliers

    Although the Cookstore Debtors currently acquire their products from over 200 suppliers, certain suppliers of well-known products are particularly important to the Cookstore Debtors' ability to offer the quality of products necessary to implement the Reorganized Company's strategy. These suppliers are not obligated to continue to furnish products to the Reorganized Company. The Reorganized Company does not have any written contracts with its suppliers. In the event that the Reorganized Company cannot maintain its existing relationships with its suppliers on terms no less advantageous than currently available, or experiences any delay or difficulty in obtaining alternative suppliers on comparable terms, then there could be a material adverse affect on the Reorganized Company's business.

E. Control by Current Officers and Directors; Relationship of Principal Shareholders

    Cambridge and its affiliates will own an aggregate of approximately 80% of the Reorganized Company's Class A Common Stock and all but two of the Reorganized Company's directors are principals of Cambridge. Messrs. Czarnecki and Tuttle may be deemed to be affiliates of Cambridge. As a result, Cambridge will be in a position to exercise significant influence over the Reorganized Company and the election of the Reorganized Company's directors and otherwise essentially control the outcome of all matters requiring shareholder approval.

F.  Leases

    The Debtors currently lease all of their properties. No assurance can be given that



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


the Reorganized Company will be able to find favorable store sites for expansion and negotiate leases on satisfactory terms and conditions or that the Reorganized Company will be able to comply with the provisions of the current leases or renegotiate favorable lease terms as they expire.

G.  Seasonality

     The Reorganized Company's business is subject to substantial seasonal variations. Historically, a significant portion of the Reorganized Company's net sales and net earnings have been realized during the period from October through December, and levels of net sales and net earnings have generally been significantly lower during the period from January through September. The Reorganized Company believes that this is the general pattern associated with similar retail industries. If for any reason the Reorganized Company's sales were to be substantially below seasonal norms during the October through December period, the Reorganized Company's annual results could be materially and adversely affected. Unfavorable economic conditions affecting retailers generally during the Christmas selling season in any year could materially and adversely affect the Reorganized Company's results of operations for the year. The Reorganized Company must also make decisions regarding how much inventory to buy well in advance of the season in which it will be sold, especially for the Christmas selling season. Significant deviations in actual from projected demand for products can have an adverse affect on the Reorganized Company's sales and profitability.

H.  Dependency Upon Key Executives

    The Reorganized Company's success depends upon the contributions of its senior



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management. The Reorganized Company believes that its future success will depend upon its ability to attract, motivate and retain highly-skilled managerial, technical and marketing personnel. The loss of the services of certain of the Reorganized Company's executives or technical personnel, or the inability to hire and retain qualified personnel could have an adverse effect upon the Reorganized Company's business. Competition for personnel having the qualifications required by the Reorganized Company is expected and there can be no assurance that the Reorganized Company will be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced services and to continue to grow and operate profitably. The Reorganized Company has no key man life insurance on the lives of any of its executive officers or technical personnel. See "Background of Management".

I.  Lack of Trading Market; No Market for Class B Common Stock

    There is no liquid public trading market for the Debtors' securities and there is no assurance that a regular public trading market for the Reorganized Company's securities will be sustained. Since the Class B Common Stock cannot be transferred there will be no public market for Class B Common Stock. Holders of Class B Common Stock will not be able to sell their shares of Class B Common Stock until they are converted into Class A Common Stock. See "Description of Capital Stock - Common Stock."

J.  Delisting of Securities from NASDAQ; Risks of Low-Priced Stocks

    Gaylord Company's securities were delisted from the Nasdaq Small Capitalization market. To re-list, the Company must have $4,000,000 in total assets, $1,000,000 in total



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


capital and surplus, $200,000 in market value of public float, a minimum bid price of $1.00 per share, a minimum of 100,000 shares publicly held and a minimum of 300 shareholders. If the Reorganized Company is unable to list on Nasdaq, trading, if any, in the Company's Class A Common Stock and New Warrants would continue to be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence, an investor would likely continue to find it difficult to dispose of, or to obtain quotations as to the price of, the Class A Common Stock and New Warrants of the Reorganized Company.

K. Penny Stock Regulation

    In the event that the Reorganized Parent is unable to satisfy the Nasdaq listing requirements, trading would continue to be conducted in the pink sheets or the NASD's Electronic Bulletin Board. In the absence of the Class A Common Stock being quoted on Nasdaq, or the Reorganized Company having $4,000,000 in net tangible assets (and meeting certain other tests), trading in the securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

    If the Reorganized Parent's securities were subject to the regulations applicable to penny stocks, the market liquidity for the securities would continue to be severely affected by limiting the ability of broker-dealers to sell the securities and the ability of stockholders



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



to sell their securities in the secondary market. There is no assurance that trading in the Reorganized Parent's securities will not continue to be subject to these or other regulations that would adversely affect the market for such securities.

L.  Non-Compliance with Securities Laws

    Gaylord Company has not made the regular disclosure filings required by the Exchange Act. Although the Reorganized Company plans to resume compliance with the Exchange Act after confirmation, the Reorganized Company may be subject to various sanctions, disabilities and damages as a result of its previous non-compliance. For instance, holders of restricted securities will not be able to sell such securities under Rule 144. See "Securities Laws Matters."

M.  Volatility of Stock Price; Absence of Dividends

    From time to time, there may be significant volatility in the market price for the Class A Common Stock. Quarterly operating results of the Reorganized Company, changes in earnings estimated by analysts, if any, changes in general conditions in the Reorganized Company's industry or the economy or the financial markets or other developments affecting the Reorganized Company could cause the market price of the Class A Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. For the foreseeable future, it is expected that earnings, if any, generated from the Reorganized Company's operations will be used to finance the growth of its business, and that no dividends will be paid to holders of any of the capital stock of



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


Reorganized Parent.

N.  Potential Adverse Effect of Redemption of New Warrants

    The New Warrants are redeemable by the Reorganized Parent at a price of $.05 per New Warrant, provided that (i) prior notice of not less than 30 days is given to the holders of the New Warrants, and (ii) the closing sale price of the Class A Common Stock as reported on NASDAQ or other reporting agency on each of the 20 consecutive trading days ending on the tenth day prior to the date on which the Reorganized Parent gives notice of redemption has been at least $12.00. The holders of the New Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the New Warrants could force the holders to exercise the New Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the New Warrants at the market price when they might otherwise wish to hold the New Warrants, or to accept the redemption price which is likely to be substantially less than the market value of the New Warrants at the time of redemption.

O.  Competition

    The Reorganized Company faces significant competition from companies that are similarly specialized and also from companies that are involved in more generalized retailing. The Reorganized Company also faces competition from other companies, such as catalogue companies, which have added or may add cookware to existing or future offerings. Many of the Reorganized Company's existing and potential competitors are larger and have significantly greater financial, marketing, technological and other resources than the Reorganized Company. There can be no assurance as to the degree to which the




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


Reorganized Company will be able to compete effectively.

P.  Risks Associated with Forward-Looking Statements

    This Disclosure Statement contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Those statements include, among other things, the discussions of the Reorganized Company's business strategy and expectations concerning developments in the retail cookware industry, the Reorganized Company's market position, future operations, transaction growth, margins and profitability, and liquidity and capital resources. Holders of Claims and Equity Interests are cautioned that reliance on any forward-looking statement involves risks and uncertainties, and that although the Reorganized Company believes that the assumptions on which the forward-looking statements contained herein are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed below. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Reorganized Company that the Reorganized Company's plans and objectives will be achieved.


Q. Certain Anti-Takeover Provisions; Possible Future Issuances of Preferred
Stock.

     The Charter and Bylaws of the Reorganized Parent, and Delaware law contain certain provisions that may have the effect of inhibiting a non-negotiated merger or other business



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



combination involving the Reorganized Company. Such provisions are intended to encourage any person interested in acquiring the Reorganized Company to negotiate with and obtain the approval of the Board of Directors in connection with any such transaction. These provisions include a staggered Board of Directors, blank check preferred stock, super majority voting provisions, and the application of Delaware law provisions on business combinations. Certain of these provisions may discourage a future acquisition of the Reorganized Company not approved by the Board of Directors in which shareholders might receive a premium value for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. In addition, the Board of Directors has the power to designate the issuance of up to 1,000,000 shares of preferred stock. The rights and preferences for any series or class may be set by the Board of Directors, in its sole discretion and without approval of the holders of the Reorganized Company's Class A Common Stock, and the rights and preferences of any such preferred stock may be superior to those of the Class A Common Stock, thus adversely affecting the rights of the holders of Class A Common Stock. While the Reorganized Company has no present intention to issue shares of preferred stock, any such issuance could be used to discourage, delay or make more difficult a change in control of the Reorganized Company. See "Description of Capital Stock - Preferred Stock."

                    ARTICLE XV. DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of Reorganized Parent will consist of 20,000,000 shares of Class A Common Stock, par value $0.01 per share, 155,000 shares of Class B Restricted


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


Common Stock, par value $0.01 per share and one million (1,000,000) shares of Serial Preferred Stock, par value $0.01 per share.

    The following summary of certain terms of Reorganized Parent's capital stock describes material provisions of, but does not purport to be complete and is subject to and qualified in its entirety by, Reorganized Parent's Restated and Amended Certificate of Incorporation, Reorganized Parent's Bylaws and the Delaware General Corporation Law.

A. Common Stock

    The Class A Common Stock and Class B Common Stock shall have the same rights, privileges and preferences except that the Class B Common Stock (i) shall have no dividend or liquidation rights except as required under the General Corporation Law of the State of Delaware, and (ii) shall not be transferable except by operation of law in the event of the death, bankruptcy or liquidation of the holder thereof. Subject to prior dividend rights and sinking fund or redemption or purchase rights which may be applicable to any outstanding preferred stock, the holders of Class A Common Stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. The holders of Class A Common Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of Reorganized Parent, including prior claims of any outstanding preferred stock.

    Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock (the "Conversion Rate") in any one of the following events



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


(each, a "Trigger Event"): (i) the closing sale price of the Class A Common Stock for twenty (20) consecutive trading days as quoted on Nasdaq or, if such shares are not trading on Nasdaq, then on the principal market on which such shares shall then be trading for twenty (20) consecutive trading days exceeds $11.57 per share of Class A Common Stock (the "Trigger Price") or (ii) of a sale of all or substantially all the assets of Reorganized Parent, a sale of all the equity interests of Reorganized Parent or a merger or consolidation of Reorganized Parent with or into another entity in which Reorganized Parent is not the surviving entity pursuant to which the holders of Class A Common Stock would receive, on a fully diluted basis after giving effect to the conversion of the Class B Common Stock and any other convertible securities, consideration which exceeds the Trigger Price, in each case subject to adjustment in the event of any stock splits or other similar events. As soon as practicable after a Trigger Event, Reorganized Parent shall give or cause notice to be given to each holder of Class B Common Stock that the Class B Common Stock has been converted into Class A Common Stock, and such conversion shall be deemed to have occurred on the sooner of the date of such notice and the date of such a merger or consolidation, if any, constituting a Trigger Event. Each holder of shares of Class B Common Stock outstanding immediately prior to the date of the Trigger Event, upon surrender of the certificate or certificates representing such shares to Reorganized Parent, shall receive in exchange therefor a certificate or certificates representing the number of whole shares of Class A Common Stock which such holder shall be entitled to receive as provided herein. After the Trigger Event, each certificate which represented outstanding shares of Class B Common Stock, prior to such date, shall be deemed for all corporate



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


purposes to evidence the ownership of the shares of Class A Common Stock as provided herein. No dividend or other distribution payable with respect to the Class A Common Stock shall be paid to any holder of any certificate representing shares of Class B Common Stock issued and outstanding immediately prior to such date until such holder surrenders such certificate for exchange. All shares of Class A Common Stock for and into which shares of Class B Common Stock shall have been exchanged and converted shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged and converted shares. Except for such rights, the holder of certificate(s) representing shares of Class B Common Stock issued and outstanding immediately prior to such date shall have no rights with respect to such shares after such date other than to surrender such certificate for conversion. Reorganized Parent shall at all times reserve a sufficient number of shares of authorized but unissued Class A Common Stock for issuance upon conversion of the Class B Common Stock. No share of Class B Common Stock may be issued after a Trigger Event.

    After giving effect to the reorganization of the Debtors under the Plan, there will be 1,522,033 shares of Class A Common Stock and 154,951 shares of Class B Common Stock issued and outstanding.

    The holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters to be submitted to a vote of the shareholders and are not entitled to cumulative voting in the election of directors, which means that the holders of the majority of the shares voting for the election of directors can elect all of the directors then standing for election by the holders of Common Stock. The holders of Class A Common



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


Stock and Class B Common Stock have no preemptive or other subscription rights, and shares of Class A Common Stock and Class B Common Stock are not redeemable at the option of the holders, do not have any conversion rights, and are not subject to call. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Reorganized Parent may designate and issue in the future or which is currently outstanding. See "Preferred Stock."

B.  Preferred Stock

    The authorized but undesignated preferred stock may be issued from time to time in one or more designated series or classes. The Board of Directors, without approval of the stockholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relevant provisions that may be provided with respect to a particular series or class. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Class A Common Stock and Class B Common Stock and, under certain circumstances, make it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of the outstanding voting stock of Reorganized Parent.

C.  Registration Rights

    Holders of Allowed Claims in Class 6 shall have the right for six months after the Effective Date to include shares of Class A Common Stock issued to them pursuant to the Plan in any registered public offering of the Reorganized Parent and in any underwriting of


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


such offering. See IV.A.4 above. Registration rights were also issued in connection with the issuance of the Fremont Warrants. The holders of the Fremont Warrants or the shares of Class A Common Stock issued on conversion of the Fremont Warrants have the right to unlimited incidental registrations.

                                   XVI. MERGER

    Pursuant to the Merger, which will become effective on the Effective Date of the Plan (i) the holders of HRAC Common Stock will become entitled to receive 1,383,684 shares of Class A Common Stock, (ii) the holders of Gaylord Companies Common Stock will become entitled to receive 85,777 shares of Class B Common Stock, and (iii) the holders of Gaylord Companies Preferred Stock will become entitled to receive 69,174 shares of Class B Common Stock.

                           XVII. EQUITY INCENTIVE PLAN

    The 1998 Equity Incentive Plan is designed to advance the Reorganized Company's interests by enhancing its ability to attract and retain employees and others in a position to make significant contributions to the success of the Reorganized Company through ownership of shares of Class A Common Stock. The 1998 Equity Incentive Plan provides for the grant of incentive stock options ("ISOs"), non-statutory stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock, unrestricted stock, deferred stock grants, and performance awards, loans to participants in connection with awards, supplemental grants and combinations of the above. A total of 180,000 shares of Class A Common Stock are reserved for issuance under the 1998 Equity Incentive Plan. The



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


maximum number of shares as to which options or SARs may be granted to any participant in any one calendar year is 80,000. The shares of Class A Common Stock issuable under the 1998 Equity Incentive Plan are subject to adjustment for stock dividends and similar events. Awards under the 1998 Equity Incentive Plan may also include provision for payment of dividend equivalents with respect to the shares subject to the award.

    The 1998 Equity Incentive Plan is administered by the Option Committee of the Board of Directors (the "Option Committee"). The Option Committee shall consist of at least two directors. If the Class A Common Stock is registered under the Exchange Act, all members of the Option Committee shall be "outside directors" as defined. All employees of the Reorganized Company and any of its subsidiaries and other persons or entities (including non-employee directors of the Reorganized Company and its subsidiaries) who, in the opinion of the Option Committee, are in a position to make a significant contribution to the success of the Reorganized Company or its subsidiaries are eligible to participate in the 1998 Equity Incentive Plan.

    No determination has been made (i) as to which individuals may in the future receive options or rights under the 1998 Equity Incentive Plan, (ii) as to the number of shares to be covered by any such options or rights granted to any single individual, or (iii) as to the number of individuals to whom such options or rights will be granted. The proceeds received by the Reorganized Company from the sale of stock pursuant to the 1998 Equity Incentive Plan will be used for the general purposes of the Reorganized Company, or in the case of the receipt of payment in shares of Class A Common Stock, as the Board of Directors may determine, including redelivery of the shares received upon exercise of



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


options.

    Approval of the Plan of Reorganization shall constitute approval of the adoption of the 1998 Equity Incentive Plan.

                                XVIII. CONCLUSION

    The Debtors believe that acceptance of the Plan by Creditors and holders of Equity Interests is in the best interests of all parties, and that Confirmation will provide the best and most prompt recovery for all parties in interest. Debtors urge all parties to vote in favor of the Plan.


Dated: June 24, 1998         Gaylord Companies, Inc.

                             /s/ John D. Critser
                             --------------------
                             By: John D. Critser
                             Its: President


                             The Cookstore, Inc.



                             /s/ John D. Critser
                             --------------------
                             By: John D. Critser
                             Its: President


                             The Cookstore Worthington, Inc.



                             /s/ John D. Critser
                             --------------------
                             By: John D. Critser
                             Its: President

                             Respectfully submitted,

                             SCHOTTENSTEIN, ZOX & DUNN
                             A Legal Professional Association



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





                             /s/ Daniel R. Swetnam
                             ----------------------
                             Daniel R. Swetnam          (0011022)
                             E. James Hopple            (0019298)
                             Victoria E. Powers         (0054589)
                             Susan K. Cliffel           (0046915)
                             Daniel M. Anderson         (0067041)
                             41 S. High Street, Suite 2600
                             Columbus, Ohio  43215
                             (614) 221-3211
                             Case Attorneys For Debtors



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



                                    EXHIBITS

Exhibit A     Gaylord Companies, Inc.'s and Cookstore Debtors' Amended Plan of
              Reorganization dated June 24, 1998 [Included as Exhibit 2.1]

Exhibit B     Form 10-KSB of Gaylord Companies, Inc. for the period ending
              December 31, 1996 [Omitted]

Exhibit C     Financial Report of Cookstore Debtors for 1997

Exhibit D     Term Sheet, Advisory Agreement and Related Documents

Exhibit E     Schedule of Treatment of Executory Contracts and Unexpired Leases

Exhibit F     Projected Financial Operations of Reorganized Company [Omitted]

Exhibit G     Liquidation Analysis [Omitted]

Exhibit H     Merger Agreement

Exhibit I     1998 Equity Incentive Plan




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




EXHIBIT C

Gaylord Companies Inc., Cookstore Operations
Consolidated Statement of Operations


                                                            1997
                                                            ----
Sales                                                $    3724,157
Cost of Sales                                            2,018,684
                                                          ---------
Gross Profit                                             1,705,473

Variable Expenses                                          737,201
Fixed Expenses                                             876,964
                                                          ---------
Total Expenses                                           1,814,168

Contribution Margin                                         91,307

Other Income (Expenses):

Corporate Charges                                       (1,013,656)
Cash Discounts Taken                                         1,263
Interest Expenses                                         (105,976)
Other Income (Expenses)                                     (3,116)
Depreciation & Amortization                                (95,640)
                                                        -----------

Total Other Income (Expenses)                           (1,217,125)

Net Income Before Taxes                                 (1,126,818)

Taxes on Income                                             37,160

Net Income                                           $  (1,162,999)





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




EXHIBIT D


                                   TERM SHEET


    This Term Sheet sets forth the material terms of the Plan or Plans of Reorganization to be submitted by Gaylord Companies, Inc. ("Gaylord Companies"), The Cookstore, Inc. ("TCI"), and The Cookstore Worthington, Inc. ("TCWI") (Gaylord Companies, TCI and TCWI are collectively referred to as the "Debtors"), as well as certain key operational issues between the date hereof and the Effective Date (as described in Section 3.1 below).

    1. Introduction. Gaylord Companies is a Delaware corporation with six wholly-owned subsidiaries (the "Subsidiaries"). Two of the Subsidiaries (TCI and TCWI) own and operate six retail stores known as Cookstores (the "Cookstores"), while four Subsidiaries own and operate six retail bookstores (collectively referred to herein as the "Bookstores"). On November 13, 1997, Gaylord Companies and each of the six Subsidiaries filed petitions under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court in the Southern District of Ohio (Consolidated Case No. 97-60560).

    This Term Sheet confirms (i) the essential terms and conditions of the agreement to consummate the transactions described herein, (ii) the parties' mutual intent to continue to negotiate in good faith regarding the non-essential terms of the agreement, and (iii) the obligations of the parties to enter into and deliver definitive agreements consistent with such terms and to perform such agreements. The Term Sheet shall be signed by Cambridge Holdings, L.L.C. ("Cambridge") and the Debtors with the understanding that the Debtors do not have the authority to execute this Term Sheet unless and until the Bankruptcy Court grants the Debtors authority to do so. Therefore, none of the obligations and agreements of Cambridge hereunder shall be enforceable against Cambridge until such authorization is received by the Debtors. Immediately after the Term Sheet is signed by the parties hereto, the Debtors will file a motion with the Bankruptcy Court seeking authority to execute and perform the terms hereof, and will promptly prepare and submit an appropriate Plan or Plans of Reorganization to fully implement the terms hereof. The Debtors agree to take all reasonable measures necessary or appropriate to obtain approval of the foregoing motion and Plan or Plans of Reorganization.

    2. Assets and Liabilities of the Debtors. The following is a brief summary of the assets and liabilities of the Debtors.

         2.1. Assets. TCI and TCWI own and operate the six Cookstores. TCI and TCWI estimate that they will have, as of February 28, 1998, inventory (either on hand or the subject of prepaid orders) with an estimated value (at cost) of $1,075,000. TCI and TCWI also estimate that they will have, as of February 28, 1998, cash on hand of approximately $80,000. TCI and TCWI are parties to certain leases and executory contracts, as described in the schedules filed with the Bankruptcy Court. Gaylord Companies, TCI or TCWI owns the trade name "Cookstore." Other assets, which are described in TCI's and TCWI's schedules filed with the Bankruptcy Court, are of nominal value.

    Gaylord Companies is a publicly traded entity. Gaylord Companies is a party to a lease of the Cookstores' point of sale equipment. Gaylord Companies is also party to a real property lease for the corporate offices. The remaining assets of Gaylord Companies are described in its schedules filed with the Bankruptcy Court and are of nominal value.

         2.2. Liabilities. The liabilities of the Debtors as of the Petition Date (as estimated by the Debtors) are as follows:

         A.  Greenfield Commercial Credit, L.L.C.              $1,271,662.40
             (Principal and interest as of petition
             date; several post-petition payments
             have been made to Greenfield)

         B.  Administrative Expenses                              200,000.00
             (Note: Debtors have prepaid most
             of these expenses; all administrative
             expenses are post-petition)

         C.  Priority Claims Pursuant to
             11 U.S.C. Section 507(a)(8) (taxes)                   80,000.00

         D.  Arrearages on Leases                                 190,000.00

         E.  General Unsecured Claims                           1,200,000.00
             (It is estimated that TCI and TCWI
             have claims of approximately
             $650,000 and Gaylord Companies
             has claims of approximately
             $550,000)



    3. Terms of the Plan(s) of Reorganization. The Plan or Plans of Reorganization for the Debtors will contain the following terms:

         3.1. Greenfield Debt. Greenfield will be paid the allowed secured amount of its claim either (i) in cash at the Effective Date (the term "Effective Date" will be fixed in the Plan as no later than 20 days after entry of the order confirming the Plan or Plans of Reorganization), (ii) by deferred payments with interest at a market rate, or (iii) on such terms as may be agreed to by Greenfield, Cambridge and the Debtors. It is estimated by Debtors that Greenfield's secured claim will be valued at approximately $900,000. Notwithstanding the foregoing, unless otherwise agreed by Cambridge, in Cambridge's discretion, the maximum cash



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


payment to be made to Greenfield shall not exceed the lesser of (x) $910,000 and
(y) the value of the collateral securing Greenfield's claim on the confirmation date as determined by the Bankruptcy Court. If Greenfield's allowed secured claim exceeds the amount payable in cash as set forth in the preceding sentence, then the balance of the allowed secured claim will be paid either (i) by deferred payments with interest at a market rate, (ii) by cash payments from one or more members of the Gaylord family, or (iii) on such other terms as may be agreed to by Greenfield, Cambridge and the Debtors. Greenfield's lien upon the Debtors' collateral will be released upon the effectiveness of the Plan or Plans of Reorganization or if other collateral is substituted such that Greenfield retains the indubitable equivalent of its present collateral, as determined by the Bankruptcy Court. The balance of Greenfield's claim will be treated as a general unsecured claim.

         3.2. Administrative Claims. Debtors have paid a significant portion of the administrative claims. All remaining amounts will be paid as agreed to by the Debtors and the holders of such claims, subject to the approval of Cambridge.

         3.3. Priority Claims. The Debtors' priority claims will be paid over a period of six years, with interest.

         3.4. Leases and Executory Contracts. Cambridge will negotiate with the lessors of the Debtors' real property leases, point of sale lease and any other leases or executory contracts. Cambridge reserves the right to request that the Debtors reject any lease, leases or executory contracts. The damage claims for rejection of leases or executory contracts will be treated as general unsecured claims.

         3.5. General Unsecured Claims. Allowed unsecured claims will be paid the sum of $150,000 over a period of five years, to be divided pro rata. This amount will be evidenced by one or more unsecured and subordinated promissory notes of the reorganized entities and will be paid in five equal installments of $30,000 on January 30 of each year commencing January 30, 1999, subject to a free cash flow test to be reasonably required by Cambridge and the Senior Lender (as defined in Section 6.5 below), and such other restrictions as the Senior Lender shall reasonably require.


         3.6. Shareholder Interests. In exchange for the new value it will provide, Cambridge and/or its designees will receive preferred convertible shares (with a current pay, performance related coupon and other terms consistent with the performance objective of Cambridge) of Gaylord Companies equal to 80% of the capital stock of the Gaylord Companies, on a fully diluted basis (subject to the final sentence of this paragraph), and sufficient to control Gaylord Companies. The existing preferred stock of Gaylord Companies may be converted to common stock. Thereafter, all existing shareholder interests shall receive common shares equal to an aggregate of 20% of the capital stock of Gaylord Companies on a fully diluted basis



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


(subject to the final sentence of this paragraph). A portion of the 20% interest in Gaylord Companies may be allocated and distributed to unsecured creditors, all on such terms as may be agreed upon by the Debtors, the Creditors Committee and Cambridge . The precise form and terms of the capital structure will be developed as part of the Plan or Plans of Reorganization in a manner to be agreed upon by Cambridge and the Debtors. At the option of Cambridge, TCI and TCWI may be dissolved, merged or otherwise restructured so that Gaylord Companies is the only remaining entity. The foregoing is subject to dilution pursuant to terms requested by the Senior Lender providing funding for the transactions, terms requested by new management of the reorganized Debtors, and terms requested by new or additional equity (which may be either preferred or common), provided that the total dilution will be pro rated between Cambridge and the other shareholders.

         3.7. The Bookstores. Cambridge has no interest in the Bookstores. The Bookstores will be sold, liquidated or reorganized under their own Plan or Plans of Reorganization, and will not be a part of the reorganized Debtors. The expected purchase price with respect to the Bookstores is $200,000-250,000, all of which will be paid to Greenfield in reduction of its secured claim. Gaylord Companies will keep Cambridge advised regarding material developments in connection with the sale of the Bookstores.

    4. Procedure. Immediately after execution of this Term Sheet by each of the parties, the Debtors will file a motion seeking authority to execute and perform this Term Sheet, approve the break-up fee described in Section 7 below, implement the Advisory Agreement under Section 5(a) hereof, and to implement the other terms of this Term Sheet. If approved, the Debtors will then promptly prepare and file an appropriate Plan or Plans of Reorganization to complete the terms described herein. The Debtors agree that as long as Cambridge is supporting and endorsing the Plan or Plans of Reorganization, the Debtors will prosecute the Plan or Plans of Reorganization, and will not support any competing Plan or Plans for the Debtors.

    5. Election to Proceed; Interim Management.

         (a) Within five (5) days of the date that the Bankruptcy Court approves this Term Sheet, the Debtors agree to enter into an advisory agreement (the "Advisory Agreement") with Cambridge whereby Cambridge will render advice to the Debtors regarding the operation of the Cookstore business. The terms of such Advisory Agreement shall be in form and substance reasonably satisfactory to Cambridge and the Debtors (including, without limitation, an advisory fee of $30,000 per month payable pursuant to a promissory note which shall be payable only on or after the Effective Date, an agreement by the Debtors to provide all reasonable information and access to Cambridge with respect to the Cookstores business and an agreement by the Debtors to indemnify and hold Cambridge and each of the employees, partners, agents and affiliates of Cambridge harmless with respect to (x) the advisory services rendered to the Cookstores business, other than with respect to the gross negligence or willful misconduct of Cambridge and (y) the undertaking by Cambridge to provide funds pursuant to
Section 8 hereof (other than the failure of Cambridge or its designee to make available the aggregate of $25,000 pursuant to the terms of Section 8 hereof



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



(provided that the liability under this clause (y) shall be limited to the amount of $25,000 less any amounts made available under Section 8)). Further, the Creditors Committee must agree that it will not file suit against Cambridge as a result of any action taken pursuant to the Advisory Agreement except as set forth in the preceeding sentence.

         (b) On or before March 31, 1998, Cambridge will have satisfied or waived the condition set forth in Section 6.2 and will make reasonable efforts to have a commitment letter from a lender to provide the financing required by
Section 6.5 below. In the event that (x) Cambridge is unable to conclude arrangements acceptable to it as described in Section 6.2 below or (y) Cambridge is unable to obtain a commitment letter satisfactory to Cambridge from a lender as described in the immediately preceding sentence, each on or before March 31, 1998, then Cambridge may, at its option, terminate all of its obligations hereunder and/or in connection herewith (including, without limitation, Section 5(a) herein). The Debtors hereby agree (i) to hold Cambridge harmless in the event that Cambridge elects to terminate its obligations pursuant to the immediately proceeding sentence and (ii) advise Cambridge, prior to March 31, 1998, at Cambridge's request, as to whether the terms of a particular commitment letter are satisfactory to the Debtors.

    6. Conditions. Cambridge's obligation to proceed under a Plan or Plans of Reorganization is conditioned upon the following:

         6.1. Unless waived by Cambridge, entry of a final order within sixty
(60) days of the date the Bankruptcy Court approves this Term Sheet, from which no appeal has been taken and the date for filing an appeal has passed, confirming the Plan or Plans of Reorganization, the foregoing to reflect the terms and conditions hereof, to terminate all liens and other claims with respect to the Debtors except as stated in such Plan, to provide that all leases and executory contracts have been rejected (except for leases and executory contracts that are designated as accepted pursuant to a schedule to the Plan and which shall be restructured pursuant to the arrangements described in Section
6.2 below) and to be otherwise in form and substance satisfactory to Cambridge.

         6.2. Cambridge shall have concluded arrangements acceptable to it with the lessors and parties to other executory contracts with respect to prepetition arrearage and with respect to future arrangements .

         6.3. Cambridge shall have completed all due diligence on or before the date of the final hearing to consider confirmation of the Plan or Plans of Reorganization, and the results thereof shall be satisfactory to Cambridge.

         6.4. Execution by either John Gaylord or John Critser of a validity guaranty in favor of the Senior Lender providing financing for the transaction, in form and substance reasonably acceptable to both parties.

         6.5. Senior debt financing by a lender (the "Senior Lender") satisfactory to Cambridge shall be made available to Cambridge to enable Cambridge to close the transactions contemplated by this Term Sheet, the terms of which shall be satisfactory in form and substance to Cambridge.

         6.6. Payment by the Gaylord Companies of the due diligence fees and expenses of the Senior Lender , pursuant to the time frame required by such Senior Lender.

         6.7. Gaylord Companies shall have delivered to Cambridge on or before March 5, 1998 projections on a weekly basis and on a cumulative basis with respect to the Cookstores and the Cookstores-related business of Gaylord Companies through June 30, 1998 (the "Budget") and (i) the form and substance of such projections shall be satisfactory to Cambridge and (ii) the Cookstores and the Cookstores-related business of Gaylord Companies shall achieve the performance reflected in such projections on a weekly basis and on a cumulative basis, as determined by Cambridge. Debtors shall furnish Cambridge (x) on a weekly basis with financial statements prepared by the chief financial officer of Debtors, which shall include a comparison of the Debtor's performance with the projections submitted to Cambridge on both a weekly and cumulative basis and management's written explanation of any variances, whether positive or negative and (y) daily "spot" reports prepared by the Debtors' chief financial officers regarding sales, inventory levels and any material events arising in the business of the Debtors. Without limiting in any manner the other conditions and provisions hereof, it is expressly confirmed and acknowledged that Cambridge may at its option, terminate all of its obligations under this Term Sheet in the event that this condition is not met at any time on a weekly or cumulative basis.

         6.8. (a) The Debtors shall comply with all of their obligations under this Term Sheet and (b) all information and data furnished to Cambridge by or on behalf of any of the Debtors (including the information in Sections 1 and 2 and Section 6.7 hereof) shall at all times be true and correct in all material respects.

         6.9. Each Debtor and any senior officer, shareholder or affiliate thereof shall cooperate in all material respects with Cambridge with respect to the transactions contemplated by this Term Sheet.

         6.10. The bankruptcy proceeding of any of the Debtors shall not be dismissed, converted into a Chapter 7 proceeding or an examiner or trustee appointed in such bankruptcy proceeding, and no Debtor (or any senior officer, shareholder or affiliate thereof) or the Creditors Committee shall seek Bankruptcy Court authorization for any of the foregoing.

         6.11. The Debtors shall have promptly notified all known creditors and other parties of interest with respect to the Plan, such notice to include advertising in a newspaper of record in Ohio.

         6.12. The Debtors shall continue at all times to have the exclusive right to prepare a Plan of Reorganization and the Debtors shall not have submitted any other Plan to the Bankruptcy Court (except with the prior written consent of Cambridge).

         6.13. The execution and delivery of all other documents and agreements reasonably required by Cambridge as part of the effectiveness of the transaction.

    If Cambridge learns that one or more of the above conditions has not been or will not be satisfied, then Cambridge may, at its option, provide written notice of termination of its obligations hereunder to the Debtors and the Creditors Committee. The Debtors will have a grace period of ten days from the date of giving of such notice within which to cure or satisfy conditions 6.4, 6.8(a),
6.9 and 6.10 to the extent that the failure of such condition was not the result of the volitional act of any Debtor, Senior Officer of Debtor, Shareholder of Debtor or affiliate of Debtor. If the condition has no grace period or remains unsatisfied after any applicable grace period , then Cambridge may elect to immediately terminate this Term Sheet and all parties will be released of any obligation hereunder, except for the payment of the break-up fee in Section 7 below.

    7. Break-up Fee. All parties recognize that the Debtors may receive competing bids prior to closing and that the transactions contemplated hereby may not be consummated. In the event that the transactions contemplated hereby are not closed and (i) a competing bid or proposal for any or all of the Debtors is submitted and concluded; (ii) the Debtors fail to prosecute the Plan of Reorganization described herein; (iii) the Debtors seek authority to sell some or all of the assets of any of the Debtors pursuant to Section 363 of the Bankruptcy Code or any similar provision of applicable law; (iv) Section 6.4 is not satisfied; or (v) prior to the date of the final hearing to consider confirmation of the Plan or Plans of Reorganization, Cambridge or the Senior Lender discover that the Debtors or any Senior Officer, Shareholder or director of Debtors has made a misrepresentation of a fact or condition, or has failed to disclose a fact, which is material to the Debtors' business or the prospects for reorganization, then Debtors shall upon demand of Cambridge pay Cambridge a break-up fee in the amount of $40,000 plus out of pocket expenses (including reasonable attorneys' fees, which fees shall be subject to Court approval with respect to reasonableness).

    8. Good Faith Fund. (a) No later than three days after the Bankruptcy Court approves execution of this Term Sheet, Cambridge will establish and fund a separate account, under its own name, exclusive ownership and control, and shall deposit therein not less than

$250,000 to evidence its ability to proceed with this transaction. Cambridge will provide evidence of the existence and amount of this fund to the Debtors and the Creditors Committee. (b) Cambridge acknowledges that the Budget will reflect an aggregate cash shortfall for the period ending May 2, 1998. On and after the execution of the Advisory Agreement, and so long as the Debtors are in compliance therewith, Cambridge agrees that up to $25,000 of the Good Faith Fund described in clause (a) above will be made available to the Cookstores in order to fund such cash shortfall pursuant to the schedule set forth on the Budget, provided that (i) each request shall be made by the chief financial officer of the Companies and shall contain a detailed explanation of the need for and usage of the funds; (ii) the obligation of Cambridge to provide the foregoing funds shall terminate without notice upon the termination of Cambridge's other obligations hereunder; (iii) Cambridge shall have no obligation to provide the foregoing funds in the event that any of the conditions set forth in Section 6 shall not or will not be satisfied, regardless of whether or not Cambridge elects to terminate its obligations as a result thereof; (iv) such funds shall be used only for the purchase of Cookstore inventory; and (v) such funds shall be advanced as a loan to the Debtors, for which the Debtors shall be jointly and severally liable, and which shall benefit from a final and non-appealable order of the Bankruptcy Court (which order shall be in form and substance satisfactory to Cambridge, including, without limitation, a superpriority administrative expense priority and a first priority security interest in the proceeds of such loan (including any property purchased with such loan and the proceeds thereof) and repayment provisions reasonably satisfactory to Cambridge).

    9. Due Diligence. Each of the parties agrees that Cambridge, acting through its own management personnel, its counsel, its accountants and other representatives designated by it, shall have full opportunity to examine the Debtors' offices, properties, and books and records, and to meet and discuss the business, operations, history and prospects with the Debtors' officers, employees, attorneys, accountants, agents, suppliers and customers, and to otherwise perform such diligence as it deems necessary or proper.

    10. Miscellaneous.

         10.1. Notice. In the event notice must be provided under this Term Sheet, written notice shall be sent by both telecopy and regular mail as follows:


                  If to Debtor:

                  John Gaylord
                  Gaylord Companies, Inc.
                  4006 Venture Court
                  Columbus, Ohio 43228
                  (614) 771-2777 (telephone)
                  (614) 771-8826 (telecopy)
                  with a copy to:

                  Daniel R. Swetnam, Esq.
                  Schottenstein, Zox & Dunn
                  Huntington Center, Suite 2600
                  41 South High Street
                  Columbus, Ohio 43215-6106
                  (614) 462-2225 (telephone)
                  (614) 464-1135 (telecopy)


                  If to Cambridge:

                  David Danovitch
                  Cambridge Partners, L.L.C.
                  535 Madison Avenue, 19th Floor
                  New York, NY 10022-4212
                  (212) 508-6500 (telephone)
                  (212) 508-6501 (telecopy)


                  with a copy to:

                  Leonard Lee Podair, Esq.
                  Hahn & Hessen LLP
                  Empire State Building
                  350 Fifth Avenue
                  New York, NY 10118-0075
                  (212)-946-0243 (telephone)
                  (212)-594-7167 (telecopy)


                  If to the Creditors Committee:

                  Nick V. Cavalieri, Esq.
                  Arter & Hadden
                  One Columbus - 10 W. Broad Street
                  Columbus, OH 43215-3422
                  (614) 221-3155 (telephone)
                  (614) 221-0479 (telecopy)

    Notices sent pursuant to this Section 10.1 shall be deemed received by the recipients thereof upon telecopy transmission, with answer back received.

         10.2. Governing Law. Except to the extent required by applicable bankruptcy law, the terms of this letter shall be governed by the laws of the State of New York.

         10.3. Assignability. The rights and obligations under this Term Sheet shall not be assignable or delegable except (i) with the prior written consent of the other parties hereto, and (ii) Cambridge may assign its rights hereunder to an affiliate of Cambridge.

         10.4. Time to Complete. At the option of Cambridge, this Term Sheet shall terminate in the event that it is not approved by a final and non-appealable order by the Bankruptcy Court by March 6, 1998.

ACKNOWLEDGED AND AGREED:

GAYLORD COMPANIES, INC.
THE COOKSTORE, INC.  and
THE COOKSTORE WORTHINGTON, INC.
Debtors in Possession


By: /s/ John Gaylord

Title: Chairman and CEO

Date: February 26, 1998






CAMBRIDGE HOLDINGS, L.L.C.


By: /s/ David Danovitch
  --------------------------

Its: Managing Director

Date: February 26, 1998

                               ADVISORY AGREEMENT

    AGREEMENT made as of the 17th day of March, 1998, by and between Cambridge Holdings, L.L.C., a Delaware limited liability company ("Cambridge Holdings") and Gaylord Companies, Inc. ("Gaylord Company"), The Cookstore, Inc. ("Cookstore") and The Cookstore Worthington, Inc. ("Cookstore Worthington"), as debtors in possession (collectively, the "Company").

    Background: The parties have entered into a Term Sheet, dated as of February 26, 1998, concerning certain transactions, including without limitation the conditional undertaking by Cambridge Holdings to provide funds pursuant to
Section 8 of the Term Sheet (the "Transactions") relating to reorganization of Cookstore, Cookstore Worthington and the Cookstore-related business of Gaylord Company (collectively, the "Cookstore Business") in a Chapter 11 proceeding. Certain defined terms, not otherwise defined herein, have the same meaning as set forth in the Term Sheet.

    As set forth in Section 5 of the Term Sheet, the Creditors Committee has entered into an agreement providing that it will not file suit against Cambridge Holdings as a result of any action taken pursuant to the Term Sheet or this Agreement, other than the failure of Cambridge Holdings or its designee to provide funds pursuant to, and in accordance with the terms of, Section 8 of the Term Sheet.

    IT IS AGREED:

    1. The Company agrees to and does hereby retain Cambridge Holdings, and Cambridge Holdings agrees to and does hereby accept retainer as an advisor by the Company in a part-time capacity in connection with the operations of the Cookstore Business of the Company. In compensation for the advisory services to be provided by Cambridge Holdings, the Company will pay Cambridge Holdings at the rate of $30,000 per month pursuant to the provisions of the Term Sheet and payable by delivery of a promissory note in the form attached hereto as Schedule
A. Such compensation shall not be subject to proration. It is understood and agreed that Cambridge Holdings may act as an advisor or consultant to other companies and that each of Cambridge Holdings' officers, directors and affiliates may act as a director, officer, employee or agent of other companies and may continue to hold such directorships or other positions and shall be permitted to devote such time thereto as may reasonably be necessary to discharge the ordinary duties attendant upon any such directorships or positions.

    2. This Agreement shall become effective as of a date (the "Commencement Date") that is five (5) days after the date that the Bankruptcy Court approves the Term Sheet and shall continue until the earlier of the Effective Date or the first anniversary of the Commencement Date. In addition, Cambridge Holdings may immediately terminate its obligations under this Agreement if Cambridge Holdings terminates its obligations pursuant to the terms of Section 5(b) or Section 6 of the Term Sheet or if a Plan or Plans of Reorganization as contemplated by the Term Sheet are not filed or confirmed as contemplated under the Term Sheet. The Company may terminate this Agreement only upon the termination of the Term

Sheet.

    3. (a) The Company shall upon reasonable notice give Cambridge Holdings and its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company, including, but not limited to, all employee benefit plans, and will instruct the Company's employees, counsel and financial advisors to cooperate with Cambridge Holdings and each such representative in its investigation of the Company; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Cambridge Holdings hereunder.

         (b) Cambridge Holdings agrees that, during the term of Cambridge Holdings' retention by the Company and thereafter, it shall preserve in confidence all Confidential Information (as hereinafter defined) acquired or developed by Cambridge Holdings or disclosed to Cambridge Holdings as a direct or indirect consequence of or through Cambridge Holdings' retention by the Company and/or its affiliates. Cambridge Holdings will not, without the prior written authorization of the Company, disseminate, publish, disclose or otherwise make available any such Confidential Information or any portion thereof to any other person, except to Cambridge Holdings' advisors, counsel, accountants and agents in connection with providing the services hereunder, make use of such information for Cambridge Holdings' personal benefit or for the benefit of any person other than the Company and/or its affiliates or assist others in doing so or except pursuant to subpoena or government request; provided that Cambridge Holdings shall give 10 days notice to the Company prior to complying with such subpoena or request.

         (c) "Confidential Information" shall mean all information of any kind or nature pertaining to the Company or its affiliates which is not available to the public, including, but not limited to, information relating to the Company's or its affiliates' agreements, the Company's or its affiliates' proprietary rights, research, developments, inventions, know-how, trade secrets, patents, patent applications, documents of any kind and manuals, technical advances, research results, commercial arrangements, manufacture, engineering, products, processes, accounting, sales, strategies, tax returns, financial statements, marketing, customers or customer lists, and any information of a like nature furnished to or obtained by Cambridge Holdings from the Company and/or its affiliates relating to activities of third parties have transmitted to the Company or its affiliates under any agreement or arrangement to hold the same secret or confidential.

         (d) All documents, records, notebooks and similar repositories containing Confidential Information, including copies thereof, in Cambridge Holdings' possession or control, whether prepared by Cambridge Holdings or others, shall be promptly destroyed or, at the Company's option and expense returned to the Company upon the request of the Company after the last day of Cambridge Holdings' retention by the Company and/or its affiliates. If at any time after the termination of this Agreement, Cambridge Holdings has any Confidential Information in its possession or control, it shall immediately return to the Company all such Confidential Information, including all copies and portions thereof.

    4. Cambridge Holdings and the Company acknowledge that Cambridge Holdings is an independent contractor. Cambridge Holdings shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner, agent or joint venturer of the Company. Cambridge Holdings shall not take any action which binds, or purports to bind, the Company.

    5. The Company agrees to indemnify Cambridge Holdings in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof by reference. The Indemnification Provisions shall survive the termination of this Agreement.

    6. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. It may not be changed except by agreement in writing signed by the party against whom enforcement or any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

    7. This Agreement shall be interpreted according to, and governed by, the laws of the State of New York.

    8. This Agreement shall be binding upon the parties and their successors and assigns.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                           CAMBRIDGE HOLDINGS, L.L.C.


                           By: /s/ David Danovitch, Managing Director


                           GAYLORD COMPANIES, INC., THE
                           COOKSTORE, INC. AND THE COOKSTORE
                           WORTHINGTON, INC., as debtors in possession


                           By: /s/ John Gaylord, Chairman and CEO


                           INDEMNIFICATION PROVISIONS

    The Company (as such term is defined in the Agreement (as such term is defined below)) agrees to indemnify and hold harmless Cambridge Holdings against any and all losses, claims, damages obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, prompt advancement of the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation to which Cambridge Holdings is a party), directly or indirectly, caused by, relating to , based upon, arising out of or in connection with (a) Cambridge Holdings' acting for the Company under the Advisory Agreement dated March 17, 1998 between Cambridge Holdings and the Company, as it may be amended from time to time (the "Agreement"), including, without limitation, any act or omission by Cambridge Holdings in connection with its acceptance of or the performance of its obligations under the Agreement; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found by the final and unappealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Cambridge Holdings; or (b) any Transactions (as such term is defined in the Agreement) (other than the failure of Cambridge Holdings or its designee to provide funds pursuant to Section 8 of the Term Sheet; provided, however, the liability of Cambridge Holdings under this clause (b) shall be limited to the amount of $25,000 less any amounts made available under Section 8 of the Term Sheet). The Company also agrees that Cambridge Holdings shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or to any person (including, without limitation, Company stockholders) claiming through the Company for or in connection with the engagement of Cambridge Holdings, except to the extent that any such liability results from Cambridge Holdings' gross negligence or willful misconduct.

    These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Cambridge Holdings or the persons indemnified below in this sentence and shall extend to the following: Cambridge Holdings and Cambridge Holdings' affiliated entities, directors, officers, employees, counsel, and agents and controlling persons, and their respective affiliated entities, directors, officers, employees, counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to Cambridge Holdings in these Indemnification Provisions shall be understood to include any and all of the foregoing.

    If any action, suit, proceeding or investigation is commenced, as to which Cambridge Holdings proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Cambridge Holdings to notify the Company shall not relieve the Company from its obligations hereunder to the extent the Company has actual knowledge of such action, suit, proceeding or investigation. Cambridge Holdings shall use the Company's counsel in any action, suit, proceeding or investigation that is commenced, as to which Cambridge Holdings proposes to demand indemnification, provided, however, that if Cambridge Holdings or the Company's counsel determines that a conflict of interest or potential conflict of interest exists between such counsel's representation of the Company and Cambridge Holdings, then such counsel shall inform Cambridge Holdings that it shall not represent Cambridge and Cambridge Holdings shall have the right to retain counsel of its own choice, which counsel shall be reasonably acceptable to the Company, and the Company shall pay the fees, expenses and disbursement of such counsel; and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Cambridge Holdings made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Cambridge Holdings, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Cambridge Holdings of an unconditional release from all liability in respect of such claim.

    In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the losses, claims, damages, obligations penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with relative benefits received by the Company and also the relative fault of the Company, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

    Neither termination nor completion of the engagement of Cambridge Holdings referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

In re:                                      :

GAYLORD COMPANIES, INC.                     :    Case No. 97-60560

Joint Administered With:

GAYLORD BOOK COMPANY,                       :    Case No. 97-60562
GAYLORD'S, INC.,                            :    Case No. 97-60561
SAWWORTH BOOK COMPANY,                      :    Case No. 97-60563
GAYLORD ENTERPRISES, INC.,                  :    Case No. 97-60564
THE COOKSTORE, INC., and                    :    Case No. 97-60565
THE COOKSTORE WORTHINGTON, INC.;            :    Case No. 97-60566

                                            :    Chapter 11

         Debtors.                           :    (Judge Caldwell)



           STIPULATION AND ORDER MODIFYING ADVISORY AGREEMENT BETWEEN
            CAMBRIDGE HOLDINGS, L.L.C. AND GAYLORD COMPANIES, INC.,
             THE COOKSTORE, INC. AND THE COOKSTORE WORTHINGTON, INC.


         WHEREAS,

A. By Order dated March 5, 1998 this Court granted the above-captioned Debtors authority to enter into and perform a certain Term Sheet Agreement, including, among other things, an Advisory Agreement annexed hereto as Exhibit A between Cambridge Holdings, L.L.C. ("Cambridge Holdings") and Gaylord Companies, Inc. ("Gaylord Companies"), The Cookstore, Inc. ("Cookstore") and The Cookstore Worthington, Inc. ("Cookstore Worthington") (collectively, the "Cookstore Debtors"). The Term Sheet specifically authorizes assignment of Cambridge's rights and obligations to an affiliate of Cambridge. Term Sheet at P. 10.3. Likewise, the Advisory Agreement permits amendments, in writing, signed by both parties.

B. By Order entered April 13, 1998 the Court authorized the Cookstore Debtors to enter into and perform a Commitment Letter for a DIP financing (the "Fremont Financing") with Fremont Financial Corporation ("Fremont").

C. Certain necessary participants to the Fremont Financing have made it a condition to their participation in the Fremont Financing that Cambridge Holdings or an affiliate of Cambridge Holdings exercise daily oversight of the business operations of the Cookstore Debtors.

D. Without the participation of such participants the Fremont Financing will yield insufficient funds to allow the Cookstore Debtors to successfully emerge from Chapter 11.

E. The request of such participants is reasonable under the circumstances and is generally in conformity with the spirit of the Advisory Agreement previously entered into. However, out of an abundance of caution, the parties felt it prudent to seek approval of this Court to modify the Advisory Agreement in accordance with the terms set forth below.

F. Likewise, in the event that the Cookstore Debtors need additional cash in connection with the Fremont Financing, Cambridge has indicated that it may be willing to increase the amount of its participation under section 9(g) of the Commitment Letter.

         NOW, THEREFORE, it is stipulated and agreed by and between the undersigned as follows:

         1. Cambridge Holdings' affiliate Home Retail Acquisition Corporation ("HRAC") shall be designated to perform under the Advisory Agreement in place and instead of Cambridge

Holdings in accordance with the Advisory Agreement and shall have the benefit of any protections granted to Cambridge holdings pursuant to such Advisory Agreement;

         2. The following paragraph shall be deemed added to the Advisory Agreement as a new paragraph 9:


              "Notwithstanding anything herein to the contrary, one or more officers and/or designees of Home Retail Acquisition Corporation ("HRAC") may at all times be present at any of the Companies' premises and shall have unlimited access to any financial and other information which such individual deems necessary to conduct oversight of the Cookstore Business. The foregoing officers of HRAC (and/or their designees) shall be consulted as to all day-to-day business decisions with respect to the Companies' operations. Any individual check or other disbursement, or aggregate of checks or other disbursements of the Companies to any one payee in amounts in excess of $10,000 per calendar month, must be signed by such officer of HRAC (or a designee thereof) in addition to any other designated signatory of the Companies. For the purposes of the foregoing sentence, HRAC may designate additional officers of HRAC as authorized signatories. The Companies shall promptly reimburse HRAC for all reasonable out-of-pocket expenses of the foregoing officers of HRAC (or their designees) incurred in connection with this paragraph 9."

         3. Section 9(g) of the Commitment Letter will be modified to permit Cambridge (or its designees) to purchase participation interests of not less than $500,000, but not more than $1,000,000, in connection with the Fremont Financing.

    IT IS SO ORDERED.



Dated: April 27, 1998          /s/ Charles M. Caldwell
                               -----------------------
                               United States Bankruptcy Judge
                               Charles M. Caldwell


Submitted and Approved by:


/s/ Victoria E. Powers
----------------------
Daniel R. Swetnam          (0011022)
E. James Hopple            (0019298)
Victoria E. Powers         (0054589)
Susan K. Cliffel           (0046915)
Daniel M. Anderson         (0067041)
Schottenstein, Zox & Dunn Co., LPA
41 South High Street, Suite 2600
Columbus, Ohio 43215
(614) 221-3211
Case Attorneys for Debtors


/s/ Nick V. Cavalieri/ by telephone authority by Victoria E. Powers
-------------------------------------------------------------------
Nick V. Cavalieri
Arter & Hadden
One Columbus - 10 W. Broad Street
Columbus, Ohio 43215-3422
(614) 221-3155
Attorneys for Creditors' Committee


/s/ Jeffrey L. Schwartz / by telephone authority by Victoria E. Powers
-----------------------------------------------------------------------
Jeffrey L. Schwartz
Hahn & Hessen, LLP
350 Fifth Avenue, Suite 3700
New York, NY 10118
(212) 736-1000
Attorneys for Cambridge Holdings, L.L.C. and
Home Retail Acquisition Corporation

Copies to:

Service List

                                    EXHIBIT E

              Treatment of Executory Contracts and Unexpired Leases

The following executory contracts and unexpired leases will be assumed by
Debtors:

1. Lane Avenue Shopping Center, 1677 West Lane Avenue, Columbus, OH (Landlord: UAP-Columbus, JV326132);
2. Summit Mall, 3265 West Market Street, Akron, OH (Landlord: DeBartolo Capital Partnership);
3.       Worthington Mall, 100 Worthington Mall, Worthington, OH (Landlord:
         Aetna Life Insurance Co.);
4. The Mall at Fairfield Commons, 2727 Fairfield Commons Road, Beavercreek, OH 45431 (Landlord: Glimcher Properties Corporation); and
5. Lease with M&I First National Leasing with respect to certain computers.

All executory contracts and unexpired leases not specifically assumed are rejected. The following is a non-exclusive list of the executory contracts and unexpired leases which are being rejected by the Debtors:

1. Lease between Teachers Insurance Annuity Association and Gaylord Companies, Inc. ("Teachers") dated October 9, 1996 for headquarters space at 4006 Venture Court (rejection effective on August 31, 1998);
2. Consulting Agreement between Gaylord Companies, Inc. and George Gaylord dated as of October 27, 1995 with Amendment No. 1 dated as of June 1, 1996;
3. Employment Agreement between Gaylord Companies, Inc. and John Gaylord dated as of October 27, 1995 with Amendment No. 1 dated as of June 1, 1996;
4. Employment Agreement between Gaylord Companies, Inc. and John Critser dated as of October 27, 1995 with Amendment No. 1 dated as of June 1, 1996 (rejection effective as of the Effective Date);
5.       Supplemental Executive Retirement Plan dated as of August 1, 1996;
6. Representative's Warrant Agreement between Gaylord Companies, Inc. and RAS Securities, Inc. dated October 31, 1995; and
7. Letter Agreement dated October 25, 1996 between Gaylord Companies, Inc. and RAS Securities Corp.

Exhibit H to Disclosure Statement

MERGER AGREEMENT AND PLAN OF RECAPITALIZATION, dated June __, 1998, among HOME RETAIL ACQUISITION CORP. , a Delaware corporation ("HRAC"), and GAYLORD COMPANIES, INC., Debtor-in-Possession, a Delaware corporation ("Gaylord").

    Gaylord is a debtor-in-possession in a Chapter 11 Bankruptcy proceeding, and HRAC is preparing a Plan of Reorganization (the "Bankruptcy Plan") in order to enable Gaylord to emerge from bankruptcy.

    The respective Boards of Directors of HRAC and Gaylord deem it advisable and in the best interests of such corporations and their respective stockholders that simultaneously at the Effective Time, as hereafter defined: (a) HRAC be merged with and into Gaylord with Gaylord as the surviving entity in a transaction intended to qualify as a tax-free statutory merger under Section 368(a)(1)(A) of the Tax Code and (b) Gaylord restructure its equity ownership in a transaction intended to qualify as a tax-free recapitalization under Section 368(a)(1)(E) or Section 1036 of the Tax Code, on the terms and conditions set forth in this Agreement.

    Accordingly, the parties agree as follows:

    Definitions. As used in this Agreement and in any amendments thereto, the following terms shall have the following meanings:

         (a) "Closing" shall refer to the closing under this Agreement as described in Section 6.

         (b) "Effective Time" shall mean the date and time when the Merger becomes effective pursuant to the General Corporation Law of the State of Delaware ("GCL").

         (c) "Merger" shall refer to the merger of HRAC into and with Gaylord as provided in Section 1.

         (d) "Gaylord Common Stock" shall refer to the Common Stock, $0.01 par value per share, of Gaylord outstanding prior to the Effective Time.

         (e) "HRAC Common Stock" shall refer to the Common Stock, $0.01 par value per share, of HRAC.

         (f) "HRH Class A Common Stock" shall refer to the Class A Common Stock, $0.01 par value per share, of the Surviving Corporation.

         (g) "HRH Class B Common Stock" shall refer to the Class B Restricted Common Stock, $0.01 par value per share, of the Surviving Corporation.

         (h) "Recapitalization" shall refer to the restructuring of the equity interests of the shareholders of Gaylord simultaneous with the Merger as described in Section 4 hereof.

         (i) "Series A Preferred Stock" shall refer to the Series A Cumulative Preferred Stock, $0.01 par value per share, of Gaylord.

         (j) "Surviving Corporation" shall have the meaning set forth in Section 3(a) below.

         (k) "Tax Code" shall refer to the Internal Revenue Code of 1986, as amended.

    1. The Merger. At the Effective Time, HRAC shall be merged into and with Gaylord upon the terms set forth in this Agreement in a transaction intended to qualify as a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code.

    2. Certificate of Merger. After satisfaction or waiver of all conditions established herein to the obligations of the parties, Gaylord shall file with the Secretary of State of the State of Delaware a duly executed Certificate of Merger in the form of Annex I (the "Certificate of Merger"). The parties shall use their best efforts to cause such conditions to be fulfilled as soon as possible.

    3. Effect of Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the GCL. At the Effective Time:

         (a) Gaylord shall be the surviving corporation after giving effect to the Merger (in such capacity, the "Surviving Corporation");

         (b) the certificate of incorporation of the Surviving Corporation shall be as set forth on Exhibit A to Annex I hereto, giving effect to the restatement and amendment thereof as set forth on such Exhibit A;

         (c) the Bylaws of the Surviving Corporation shall be as set forth on Annex II hereto, giving effect to the restatement and amendment thereof as set forth on such Annex II;

         (d) the initial directors of the Surviving Corporation shall be those persons who immediately prior to the Effective Time were serving as the directors of Gaylord to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected or appointed;

         (e) the initial officers of the Surviving Corporation shall be those persons who immediately prior to the Effective Time were serving as the officers of Gaylord until their successors are duly elected or appointed;

         (f) the corporate existence, franchises and rights of Gaylord, with its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the Surviving Corporation shall succeed to and be fully vested insofar as permitted by law and not otherwise expressly provided herein, with the corporate existence, identity and all rights, franchises, assets, liabilities and obligations of HRAC, all as set forth in and subject to Section 259 of the GCL;

         (g) the name of the Surviving Corporation shall be changed to "Home Retail Holdings, Inc."; and

         (h) the separate existence and corporate organization of HRAC shall cease.

    4. Treatment of Shares. At the Effective Time, by virtue of the simultaneous Merger and Recapitalization and without any action on the part of any stockholder of HRAC, Gaylord or their stockholders:

         (a) each issued share of HRAC Common Stock outstanding immediately prior to the Effective Time shall be converted by operation of law under the Merger into the right to receive 13.83684 shares of HRH Class A Common Stock;

         (b) each issued share of Gaylord Common Stock outstanding immediately prior to the Effective Time shall be converted pursuant to the Recapitalization into .0226026 share of HRH Class B Common Stock;

         (c) each issued share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted pursuant to the Recapitalization into the right to receive 1.1529 shares of HRH Class B Common Stock; and

         (d) no fractional shares of HRH Class A Common Stock or HRH Class B Common Stock will be issued as a result of the Merger, either at the Closing or at the time of issuance of certificates in the names of the holders of HRAC Common Stock, Gaylord Common Stock and Series A Preferred Stock. In lieu of the issuance of fractional shares, each holder of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock who otherwise would be entitled to receive a fractional share of HRH Class A or Class B Common Stock shall receive one share of HRH Class A or Class B Common Stock, as the case may be;

provided that in no case shall more than an aggregate of 154,951 shares of Class B Common Stock be issued to holders of Gaylord Common Stock and Series A Preferred Stock.

    5. Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or right of HRAC acquired or to be acquired by reason of or as a result of the Merger, the officers of Gaylord in office immediately prior to the

Effective Time shall in the name and on behalf of Gaylord have and may exercise power and authority to execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are hereby additionally authorized in the name of HRAC or otherwise to take any and all such action.

    6. Closing and Exchange of Stock Certificates.

         (a) The Closing (provided that the Effective Time shall already have arrived) will take place at 10:00 A.M. New York time on the date of the Effective Time, or at such other time as the parties to this Agreement, acting through their Boards of Directors or the Executive Committees thereof, may mutually agree. The place of Closing will be at the offices of Hahn & Hessen LLP, 350 Fifth Avenue, New York, New York or at such other place as may be mutually agreed upon by the parties.

         (b) As soon as practicable after the Effective Time, each holder of shares of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock outstanding immediately prior to the Effective Time shall surrender the certificate or certificates representing such shares to Surviving Corporation and shall receive in exchange therefor a certificate or certificates representing the number of whole shares of HRH Class A Common Stock or HRH Class B Common Stock which such holder shall be entitled to receive as provided in Section 4. The certificate or certificates so surrendered shall be duly endorsed as Surviving Corporation may require. Subject to the following provisions of this Section 6(b), after the Effective Time each certificate which represented outstanding shares of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock prior to the Effective Time shall be deemed for all corporate purposes to evidence the ownership of the shares of HRH Class A Common Stock or HRH Class B Common Stock, as the case may be, provided in Section 4. No dividend or other distribution payable with respect to the HRH Class A Common Stock or HRH Class B Common Stock shall be paid to any holder of any certificate representing shares of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock issued and outstanding immediately prior to the Effective Time until such holder surrenders such certificate for exchange as provided in this Section 6(b).

         (c) All shares of HRH Class A Common Stock or HRH Class B Common Stock for and into which shares of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock shall have been exchanged and converted pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged and converted shares. Except for such rights and except as provided in Section 6(b), the holder of certificate(s) representing shares of HRAC Common Stock, Gaylord Common Stock or Series A Preferred Stock issued and outstanding immediately prior to the

    Effective Time shall have no rights with respect to such shares other than to surrender such certificate or certificates pursuant to Section 6(b).

    7. Representations, Warranties and Covenants of Gaylord . Gaylord represents, warrants and agrees as follows:

         (a) Gaylord is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to carry on the business in which it is engaged, to own, lease, and operate its properties, to execute and deliver this Agreement and to perform its obligations under this Agreement;

         (b) The authorized capital stock of Gaylord consists of 10,000,000 shares of Gaylord Common Stock, $.01 par value per share, of which 3,795,000 shares are issued and outstanding on the date of this Agreement, and 1,500,000 shares of cumulative preferred stock, $.01 par value per share, of which 60,000 shares of Series A Preferred Stock are issued and outstanding on the date of this Agreement. Gaylord does not hold any shares of its authorized capital stock in its treasury. All of the issued and outstanding shares of such capital stock are duly and validly issued and outstanding and are fully paid and nonassessable.

         (c) Except with the prior written approval of HRAC and as set forth in the Bankruptcy Plan, between the date of this Agreement and the Effective Time, there will be no change in the Certificate of Incorporation or By-Laws or in the authorized or issued capital stock of Gaylord.

         (d) Except with the prior written approval of HRAC and as set forth in the Bankruptcy Plan, between the date of this Agreement and the Effective Time, Gaylord will not (i) issue any additional capital stock or other security, (ii) declare, set aside or pay any dividend or make any other distribution in respect to its capital, (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or (iv) issue to any person options, warrants or other rights to acquire any securities of Gaylord .

         (e) From the date of this Agreement up to and including the Effective Time, except with the prior written approval of HRAC as set forth in the Bankruptcy Plan, the business of Gaylord will be conducted in the usual, regular and ordinary manner, and Gaylord will not make any material change in its methods of management, distribution, marketing, accounting or operations.

    8. Representations, Warranties and Covenants of Gaylord and HRAC. Each of Gaylord and HRAC will use its respective best efforts to cause all of the conditions set forth in Sections 7 through 11 that are within its control to be satisfied as soon as practicable after the date hereof.

    9. Representations, Warranties and Covenants of HRAC.

         (a) HRAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with power and authority to carry on its business, to own its properties, and to execute and deliver this Agreement and perform its obligations hereunder.

         (b) Between the date of this Agreement and the Effective Time, there will be no change in the Certificate of Incorporation or By-Laws or in the authorized or issued capital stock of HRAC.

         (c) Except as otherwise provided herein, between the date of this Agreement and the Effective Time, HRAC will not (i) issue any additional capital stock or other security, (ii) declare, set aside or pay any dividend or make any other distribution in respect to its capital, (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or (iv) issue to any person options, warrants or other rights to acquire any securities of HRAC.

         (d) The authorized capital stock of HRAC consists of 1,000,000 shares of HRAC Common Stock, $0.01 par value per share, of which 100,000 shares are issued and outstanding on the date of this Agreement, and 100,000 shares of serial preferred stock, $0.01 par value per share, of which no shares are issued and outstanding on the date of this Agreement. HRAC does not hold any shares of its authorized capital stock in its treasury. All of the issued and outstanding shares of such capital stock are duly and validly issued and outstanding and are fully paid and nonassessable.

    10. Conditions Precedent to the Obligation of HRAC. The obligations of HRAC under this Agreement and the Certificate of Merger are subject to the fulfillment prior to or on the Effective Time of the following conditions:

         (a) this Agreement and the Merger shall have been approved by the affirmative vote of the holders of all of the shares of HRAC Common Stock entitled to vote thereon; and

         (b) the Bankruptcy Plan shall have been confirmed and declared effective.

    11. Conditions Precedent to Obligations of Gaylord . The obligations of Gaylord under this Agreement are subject to the fulfillment prior to or on the Effective Time of the following condition:

         (a) The Bankruptcy Plan shall have been confirmed and declared effective.

    12. Modification and Termination. To the fullest extent permitted under the GCL, HRAC and Gaylord, by mutual consent of their respective Boards of Directors, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing at any time before the Closing. HRAC and Gaylord may at any time, by mutual consent of their Boards of Directors, terminate this Agreement.

    13. Miscellaneous.

         (a) Parties in Interest. This Agreement shall only bind and inure to the benefit of the parties and their respective successors and assigns.

         (b) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         (c) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute only one agreement.

         (d) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

    IN WITNESS WHEREOF, the Board of Directors of each of the parties hereto first having duly adopted and approved the same, this Merger Agreement and Plan of Reorganization has been executed and delivered on the date first above written.



                          HOME RETAIL ACQUISITION CORP.


Attest:                   By:
                             --------------------------
                             Name:
------------------           Title:
Name:
Title:


                          GAYLORD COMPANIES, INC., debtor-in-possession


Attest:                   By:
                             --------------------------
                             Name:
------------------           Title:
Name:
Title:

                                     ANNEX I
                               TO MERGER AGREEMENT
                          AND PLAN OF RECAPITALIZATION


                              CERTIFICATE OF MERGER
                                       OF
                          HOME RETAIL ACQUISITION CORP.
                                  WITH AND INTO
                             GAYLORD COMPANIES, INC.


    The undersigned corporation, organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY:

    FIRST: The name and state of incorporation of each of the constituent corporations in the merger are as follows:

    Name                                         State of Incorporation

HOME RETAIL ACQUISITION CORP.               Delaware

GAYLORD COMPANIES, INC.                     Delaware

    SECOND: A Merger Agreement and Plan of Recapitalization dated June __, 1998 (the "Merger Agreement") has been approved, adopted, certified, executed, and acknowledged by each constituent corporation in accordance with Section 251 or 303 of the General Corporation Law of the State of Delaware.

    THIRD: The name of the surviving corporation shall be HOME RETAIL HOLDINGS, INC.

    FOURTH: Such amendments or changes to the certificate of incorporation of the surviving corporation as are desired to be effected by the merger are set forth on Exhibit A attached hereto and incorporated herein by reference, which sets forth such certificate of incorporation, as so amended and restated, in its entirety.

    FIFTH: The executed Merger Agreement is on file at the principal place of business of the surviving corporation at ____________________, _____________.

    SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.


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



    IN WITNESS WHEREOF, this Certificate of Merger has been executed and acknowledged this __ day of June, 1998.

                  GAYLORD COMPANIES, INC., debtor-in-possession



                  By:
                     ------------------------------------------
                     Name:
                     Title:


Acknowledged:


------------------------------
Name:
Title:


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


Annex II


                              RESTATED AND AMENDED

                                     BYLAWS

                                       OF

                           HOME RETAIL HOLDINGS, INC.

                            (a Delaware corporation)

                            Effective ______ __, 1998

                                    ARTICLE I

                                  STOCKHOLDERS

    1. CERTIFICATES REPRESENTING STOCK. Certificates representing stock in the Corporation shall be signed by, or in the name of, the Corporation by the Chairman or Vice-Chairman of the Board of Directors, if any, or by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on any such certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

    Whenever the Corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the Corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

    The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of the lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.

    2. UNCERTIFICATED SHARES. Subject to any conditions imposed by the



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General Corporation Law, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Within a reasonable time after the issuance or transfer of any uncertificated shares, the Corporation shall send to the registered owner thereof any written notice prescribed by the General Corporation Law.

    3. FRACTIONAL SHARE INTERESTS. The Corporation may, but shall not be required to, issue fractions of a share. If the Corporation does not issue fractions of a share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.

    4. STOCK TRANSFERS. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the Corporation shall be made only on the stock ledger of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer agent or a registrar, if any, and, in the case of shares represented by certificates, on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

    5. RECORD DATE FOR STOCKHOLDERS. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the



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



date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

    6. MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "share of stock" or "shares of stock" or "stockholder" or "stockholders" refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the Corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder, provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation, except as any provision of law may otherwise require.

    7. STOCKHOLDER MEETINGS.

    - TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors. A special meeting shall be held on the date and at the time fixed by the



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


directors.

    - PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the directors may, from time to time, fix. Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the Corporation in the State of Delaware.

    - CALL. Annual meetings and special meetings may be called by a majority of the directors or by any officer instructed by a majority of the directors to call the meeting.

    - NOTICE OR WAIVER OF NOTICE. Written notice of all meetings shall be given, stating the place, date, and hour of the meeting and stating the place within the city or other municipality or community at which the list of stockholders of the Corporation may be examined. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. The notice of any meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by the General Corporation Law. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at his record address or at such other address which he may have furnished by request in writing to the Secretary of the Corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States Mail. No business shall be conducted at an annual meeting except in accordance with this procedure. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this section, and if so determined, shall declare to the meeting that any such business not properly bought before the meeting shall not be transacted. If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

    - STOCKHOLDER LIST. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of



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


each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote at any meeting of stockholders.

    - CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting - the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the Corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, bur if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting.

    - PROXY REPRESENTATION. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

    - INSPECTORS. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspectors at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge,



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


question, or matter determined by him or them and execute a certificate of any fact found by him or them. Except as otherwise required by subsection (e) of
Section 231 of the General Corporation Law, the provisions of that Section shall not apply to the Corporation.

    - QUORUM. The holders of a majority of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum.

    - VOTING. Each share of stock shall entitle the holder thereof to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of the certificate of incorporation and these Bylaws. In the election of directors, and for any other action, voting need not be by ballot.

    8. STOCKHOLDER ACTION WITHOUT MEETINGS. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that if at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law.


                                   ARTICLE II

                                    DIRECTORS

    1. FUNCTIONS AND DEFINITION. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The Board of Directors shall have the authority to fix the compensation of the members thereof. The use of the phrase "whole board" herein refers to the total number of directors which the Corporation would have if there were no vacancies.

    2. QUALIFICATIONS AND NUMBER. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The initial Board of Directors shall consist of three persons. Thereafter the number of directors constituting the whole board



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


shall be at least three. Subject to the foregoing limitation and except for the first Board of Directors, the number of directors shall be fixed by resolution of the Board of Directors and may be increased at any time or from time to time by the directors by vote of a majority of the directors then in office but not to a greater number than nine without action by the stockholders. The number of directors may be decreased to any number permitted by the foregoing at any time by the directors by vote of a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors.

    3. ELECTION AND TERM. All members of the Board of Directors shall be classified, with respect to the time for which they each hold office, into three classes. One class shall originally be elected for an initial one year term expiring at the annual meeting of stockholders to be held in 1999, another class shall be originally elected for an initial two year term expiring at the annual meeting of stockholders to be held in 2000, and another class shall be originally elected for an initial three year term expiring at the annual meeting of stockholders to be held in 2001, with each member of each class to hold office until a successor is elected and qualified or until his earlier resignation or removal. Thereafter, at each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a three year term until their successors are elected and qualified or until their earlier resignation or removal.

    Except as otherwise provided in or fixed by or pursuant to the Corporation's Certificate of Incorporation, nominations for the election of directors may be made by the Board of Directors or by any stockholder of record entitled to vote in the election of directors generally. However, any such stockholders may nominate one or more persons for election as director or directors at a stockholders' meeting only if written notice of intent to make such nomination or nominations has been given either by personal delivery or by mail to the Secretary of the Corporation not less than 30 days before the meeting of stockholders at which such election is held. Each such notice shall state (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (d) the consent of each nominee to serve as a director of the Corporation if so elected, and shall be accompanied by a petition in support of such nomination signed by at least 50 holders of record of stock entitled to vote in the election of directors holding in the aggregate not less than 5% of such stock. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

    4. MEETINGS.



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


    - TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

    - PLACE. Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

    - CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called: by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, or the President, or of a majority of the directors in office.

    - NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. Notice need not be given to any director or to any member of a committee of directors who submits a written waiver of notice signed by him before or after the time stated therein. Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when he attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice.

    - QUORUM AND ACTION. A majority of the whole Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided, that such majority shall constitute at least one-third of the whole Board. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these Bylaws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board or action of disinterested directors.

    Any member or members of the Board of Directors or of any committee designated by the Board, may participate in a meeting of the Board, or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

    - CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, if any and if present and acting, or the President, if present and acting, or any other director chosen by the Board, shall preside.



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    5. RESIGNATION AND REMOVAL OF DIRECTORS. Any director may resign at any time by delivering his resignation in writing to the chairman of the board, if any, the president, or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of it being accepted unless the resignation shall so state. Except as otherwise provided in the certificate of incorporation or these by-laws relating to the rights of the holders of any class or series of preferred stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than 50% of the total number of votes of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting. Any vacancy in the board of directors resulting from any such removal shall be filled only by vote of a majority of the directors then in office, although less than a quorum, and any director or directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified or until their earlier death, resignation or removal. No director resigning and (except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation) no director removed shall have any right to any compensation as such director for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless, in the case of a resignation, the directors, or, in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

    6. VACANCIES. Vacancies and any newly created directorships resulting from any increase in the number of directors shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Stockholders shall have no power to fill any vacancies or newly created directorships. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirement of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.

    7. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation with the exception of any authority the delegation of which is prohibited by Section 141 of the General Corporation Law, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

    8. WRITTEN ACTION. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

    9. INTERESTED DIRECTORS AND OFFICERS.

         (a) No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the Corporation's directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

              (1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

              (2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

              (3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

         (b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.


                                   ARTICLE III

                                    OFFICERS

    The officers of the Corporation shall consist of a President, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, a Chairman of the Board, a Vice-Chairman of the Board, one or more Executive Vice Presidents, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such



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other officers with such titles as the resolution of the Board of Directors choosing them shall designate. Except as may otherwise be provided in the resolution of the Board of Directors choosing him, no officer other than the Chairman or Vice-Chairman of the Board, if any, need be a director. Any number of offices may be held by the same person, as the directors may determine.

    Unless otherwise provided in the resolution choosing him, each officer shall be chosen for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until his successor shall have been chosen and qualified.

    All officers of the Corporation shall have such authority and perform such duties in the management and operation of the Corporation as shall be prescribed in the resolutions of the Board of Directors designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith. The Secretary or an Assistant Secretary of the Corporation shall record all of the proceedings of all meetings and actions in writing of stockholders, directors, and committees of directors, and shall exercise such additional authority and perform such additional duties as the Board shall assign to him. Any officer may be removed, with or without cause, by the Board of Directors. Any vacancy in any office may be filled by the Board of Directors.



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                                   ARTICLE IV

                                 CORPORATE SEAL

    The corporate seal shall be in such form as the Board of Directors shall prescribe.


                                    ARTICLE V

                                   FISCAL YEAR

    The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.


                                   ARTICLE VI

                               CONTROL OVER BYLAWS

    Subject to the provisions of the certificate of incorporation and the provisions of the General Corporation Law, the power to amend, alter, or repeal these Bylaws and to adopt new Bylaws may be exercised by the Board of Directors or by the stockholders except that the power to amend, alter or repeal Article II Sections 2 and 3 may be exercised only by the stockholders acting by at least 75% vote of the outstanding voting shares.



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EXHIBIT I TO DISCLOSURE STATEMENT


                           HOME RETAIL HOLDINGS, INC.
                           1998 EQUITY INCENTIVE PLAN

1.  PURPOSE

    The purpose of this Equity Incentive Plan (the "Plan") is to advance the interests of Home Retail Holdings, Inc. (the "Company") by enhancing its ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries through ownership of shares of the Company's Class A Common Stock ("Stock").

    The Plan was adopted by the Company on June __, 1998, and adopted by stockholders on___________________ .

    The Plan is intended to accomplish these goals by enabling the Company to grant Awards in the form of Options, Stock Appreciation Rights, Restricted Stock or Unrestricted Stock Awards, Deferred Stock Awards, Performance Awards, Loans or Supplement Grants, or combinations thereof, all as more fully described below.

2.  ADMINISTRATION

    Unless otherwise determined by the Board of Directors of the Company (the "Board"), the Plan will be administered by a Committee of the Board designated for such purpose (the "Committee"). The Committee shall consist of at least two directors. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. During such times as the Stock is registered under the Securities Exchange Act of 1934 (the "1934 Act"), all members of the Committee shall be disinterested persons within the meaning of Rule 16b-3 under the 1934 Act and "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code").

    The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose; (b) determine the size of each Award, including the number of shares of Stock subject to the Award; (c) determine the type or types of each Award; (d) determine the terms and conditions of each Award; (e) waive compliance by a holder of an Award with any obligations to be performed by such holder under an Award and waive any terms or conditions of an Award; (f) amend or cancel an existing Award in whole or in part (and if an award is canceled, grant another Award in its place on such terms and conditions as the Committee shall specify), except that the



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Committee may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants (as defined below), and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan; and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 7.3 or Section 8.6.

    With respect to persons subject to Section 16 of the 1934 Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act.

3.  EFFECTIVE DATE AND TERM OF PLAN

    The Plan will become effective on the date on which it is approved by the stockholders of the Company. No Award may be granted under the Plan ten years following the date of stockholder approval, but Awards previously granted may extend beyond that date.

4.  SHARES SUBJECT TO THE PLAN

    Subject to the adjustment as provided in Section 8.6 below, the aggregate number of shares of Stock that may be delivered under the Plan will be 180,000. If any Award requiring exercise by the Participant for delivery of Stock terminates without having been exercised in full, or if any Award payable in Stock or cash is satisfied in cash rather than Stock, the number of shares of Stock as to which such Award was not exercised or for which cash was substituted will be available for future grants.

    Subject to Section 8.6(a), the maximum number of shares of Stock as to which Options and Stock Appreciation Rights may be granted to any Participant in any one calendar year is 80,000, which limitation shall be construed and applied consistently with the rules under Section 162(m) of the Internal Revenue Code.

    Stock delivered under the Plan may be either authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

5.  ELIGIBILITY AND PARTICIPATION

    Each person in the employ of the Company or any of its subsidiaries (an



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"Employee") and each other person or entity (including without limitation non-Employee directors of the Company or a subsidiary of the Company) who, in the opinion of the Committee, is in a position to make a significant contribution to the success of the Company or its subsidiaries will be eligible to receive Awards under the Plan (each such Employee, person or entity receiving an Award, a "Participant"). A "subsidiary" for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock possessing 50 % or more of the total combined voting power of all classes of stock.

6.  TYPES OF AWARDS

         6.1. Options

         (a) Nature of Options. An Option is an Award giving the recipient the right on exercise thereof to purchase Stock.

    Both "incentive stock options," as defined in Section 422 of the Internal Revenue of 1986, as amended (the "Code") (any Option intended to qualify as an incentive stock option being hereinafter referred to as an "ISO"), and Options that are not incentive stock options, may be granted under the Plan. ISOs shall be awarded only to Employees. Any Option not identified at the time of grant as being either an ISO or a non-incentive stock option shall be a non-incentive stock option.

         (b) Exercise Price. The exercise price of an Option will be determined by the Committee subject to the following:

              (1) The exercise price of an ISO shall not be less than 100% (110% in the case of an ISO granted to a ten-percent stockholder) of the fair market value of the Stock subject to the Option, determined as of the time the Option is granted. A "ten percent stockholder" is any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries.

              (2) In no case may the exercise price paid for Stock which is part of an original issue of authorized Stock be less than the par value per share of the Stock.

              (3) The Committee may reduce the exercise price of an Option at any time after the time of grant, but in the case of an Option originally awarded as an ISO, only with the consent of the Participant.

         (c) Duration of Options. The latest date on which an Option may be



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


    exercised will be the tenth anniversary (fifth anniversary, in the case of an ISO granted to a ten-percent shareholder) of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted.

         (d) Exercise of Options. An Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised.

    Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) payment in full in accordance with paragraph
(e) below for the number of shares for which the Option is exercised.

         (e) Payment for Stock. Stock purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (2) if so permitted by the Committee at or after the grant of the Option (with the consent of the optionee of an ISO if permitted after the grant) or by the instrument evidencing the Option, (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Committee approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Option to the Company, payable on such terms as are specified by the Committee, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment.

         (f) Discretionary Payments. If (i) the market price of shares of Stock subject to an Option (other than an Option which is in tandem with a Stock Appreciation Right as described in Section 6.2 below) exceeds the exercise price of the Option at the time of its exercise, and (ii) the person exercising the Option so requests the Committee in writing, the Committee may in its sole discretion cancel the Option and cause the Company to pay in cash or in shares of Common Stock (at a price per share equal to the fair market value per share) to the person exercising the Option an amount equal to the difference between the fair market value of the Stock which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid.

         6.2. Stock Appreciation Rights.

         (a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the holder on exercise to receive an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) determined in whole or in part by reference to appreciation in the fair market value of a share of Stock on the date



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


    of grant as compared to its fair market value on the date of exercise or any performance standard selected or established by the Committee.

         (b) Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan. A Stock Appreciation Right granted in tandem with an Option which is not an ISO may be granted either at or after the time the Option is granted. A Stock Appreciation Right granted in tandem with an ISO may be granted only at the time the Option is granted. The Committee may also grant Stock Appreciation Rights which provide that following a change in control of the Company, as determined by the Committee, the holder of such Right will be entitled to receive, with respect to each share of Stock subject to the Right, an amount equal to the excess of a specified value (which may include an average of values) for a share of Stock during a period preceding such change in control over the fair market value of a share of Stock on the date the Right was granted.

         (c) Rules Applicable to Tandem Awards. When Stock Appreciation Rights are granted in tandem with Options, the following will apply:

              (1) The Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable and will be exercisable in accordance with the procedure required for exercise of the related Option.

              (2) The Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right.

              (3) The Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right.

              (4) The Stock Appreciation Right will be transferable only with the related Option.

              (5) A Stock Appreciation Right granted in tandem with an ISO may be exercised only when the market price of the Stock subject to the Option exceeds the exercise price of such option.

         (d) Exercise of Independent Stock Appreciation Rights. A Stock Appreciation Right not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which all or any part of the Right may be exercised.



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


    Any exercise of an independent Stock Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

         6.3. Restricted and Unrestricted Stock.

         (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock in such amounts and upon such terms and conditions as the Committee shall determine subject to the restrictions described below.

         (b) Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

         (c) Transferability and Other Restrictions. Except as otherwise provided in this Section 6.3, the shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period or periods established by the Committee and the satisfaction of any other conditions or restrictions established by the Committee (such period during which a share of Restricted Stock is subject to such restrictions and conditions is referred to as the "Restricted Period"). Except as the Committee may otherwise determine, if a Participant ceases to be an Employee or otherwise suffers a Status Change (as defined at Section 7.2(a) below) for any reason during the Restricted Period, the Company may purchase the shares of Restricted Stock subject to such restrictions and conditions for the amount of cash paid by the Participant for such shares, or such shares of Restricted Stock shall be forfeited to the Company if no cash was paid by the Participant.

    The Company shall also have the right to retain the certificates representing shares of Restricted Stock in the Company's possession during the Restricted Period.

         (d) Removal of Restrictions. Except as otherwise provided in this
    Section 6.3, a share of Restricted Stock covered by a Restricted Stock grant shall become freely transferable by the Participant upon completion of the Restricted Period including the passage of any applicable period of time and satisfaction of any conditions to vesting. However, unless otherwise provided by the Committee, the Committee, in its sole discretion, shall have the right to immediately waive all or part of the restrictions and conditions with regard to all or part of the shares held by any Participant at any time.

         (e) Voting Rights, Dividends and Other Distributions. During the



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


    Restricted Period, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such shares. Except as the Committee shall otherwise determine, any other cash dividends and other distributions paid to Participants with respect to shares of Restricted Stock including any dividends and distributions paid in shares shall be subject to the same restrictions and conditions as the shares of Restricted Stock with respect to which they were paid.

         (f) Other Awards Settled with Restricted Stock. The Committee may, at the time any Award described in this Section 6 is granted, provide that any or all the Stock delivered pursuant to the Award will be Restricted Stock.

         (g) Unrestricted Stock. The Committee may, in its sole discretion, sell to any Participant shares of Stock free of restrictions under the Plan for a price which is not less than the par value of the Stock.

         (h) Notice of Section 83(b) Election. Any Participant making an election under Section 83(b) of the Code with respect to Restricted Stock must provide a copy thereof to the Company within 10 days of filing such election with the Internal Revenue Service.

         6.4. Deferred Stock.

    A Deferred Stock Award entitles the recipient to receive shares of Stock to be delivered in the future. Delivery of the Stock will take place at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which delivery of all or any part of the Stock will take place. At the time any Award described in this Section 6 is granted, the Committee may provide that, at the time Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant's right to future delivery of Deferred Stock.

         6.5. Performance Awards; Performance Goals.

         (a) Nature of Performance Awards. A Performance Award entitles the recipient to receive, without payment, an amount in cash or Stock or a combination thereof (such form to be determined by the Committee) following the attainment of performance goals. Performance goals may be related to personal performance, corporate performance, departmental performance or any other category of performance established by the Committee. The Committee will determine the performance goals, the period or periods during which performance is to be measured and all other terms and conditions applicable to the Award.

         (b) Other Awards Subject to Performance Condition. The Committee may, at the time any Award described in this Section 6 is granted, impose the condition (in


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


    addition to any conditions specified or authorized in this Section 6 or any other provision of the Plan) that Performance Goals be met prior to the Participant's realization of any payment or benefit under the Award.

         6.6. Loans and Supplemental Grants.

         (a) Loans. The Company may make a loan to a Participant ("Loan"), either on the date of or after the grant of any Award to the Participant. A Loan may be made either in connection with the purchase of Stock under the Award or with the payment of any Federal, state and local income tax with respect to income recognized as a result of the Award. The Committee will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate (which may be zero), whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration.

         (b) Supplemental Grants. In connection with any Award, the Committee may at the time such Award is made or at a later date, provide for and grant a cash award to the Participant ("Supplemental Grant") not to exceed an amount equal to (1) the amount of any Federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus
    (2) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant's income tax liabilities arising from all payments under this
    Section 6. Any payments under this subsection (b) will be made at the time the Participant incurs Federal income tax liability with respect to the Award.

7.  EVENTS AFFECTING OUTSTANDING AWARDS

         7.1. Death.

         If a Participant dies, the following will apply:

         (a) All Options and Stock Appreciation Rights held by the Participant immediately prior to death, to the extent then exercisable, may be exercised by the Participant's executor or administrator or the person or persons to whom the Option or Right is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Participant's death (or such shorter or longer period as the Committee may determine), and shall thereupon terminate. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by a Participant immediately prior to death that are not then exercisable shall terminate at death.

         (b) Except as otherwise determined by the Committee, all Restricted Stock held by the Participant must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.3(d) above.

         (c) Any payment or benefit under a Deferred Stock Award, Performance Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to death will be forfeited and the Award canceled as of the time of death, unless otherwise determined the Committee.

         7.2. Termination of Service (Other Than By Death).

    If a Participant who is an Employee ceases to be an Employee for any reason other than death, or if there is a termination (other than by reason of death) of the consulting, service or similar relationship in respect of which a non-Employee Participant was granted an Award hereunder (such termination of the employment or other relationship being hereinafter referred to as a "Status Change"), the following will apply:

         (a) Except as otherwise determined by the Committee, all Options and Stock Appreciation Rights held by the Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change. Any Options or Rights that were exercisable immediately prior to the Status Change will continue to be exercisable for a period of three months (or such longer period as the Committee may determine), and shall thereupon terminate, unless the Award provides by its terms for immediate termination in the event of a Status Change (unless otherwise determined by the Committee) or unless the Status Change results from a discharge for cause which in the opinion of the Committee casts such discredit on the Participant as to justify immediate termination of the Award (unless otherwise determined by the Committee). In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. For purposes of this paragraph, in the case of a Participant who is an Employee, a Status Change shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which section 424(a) of the Code applies.

         (b) Except as otherwise determined by the Committee, all Restricted Stock held by the Participant at the time of the Status Change must be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock will be so transferred without any further action by the Participant) in accordance with Section 6.3 (c) above.

         (c) Any payment or benefit under a Deferred Stock Award, Performance Award, or Supplemental Grant to which the Participant was not irrevocably entitled prior to the Status Change will be forfeited and the Award cancelled as of the date of such Status Change unless otherwise determined by the Committee.

         7.3. Certain Corporate Transactions.

    Except as otherwise provided by the Committee at the time of grant, in the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of the Company (a "covered transaction"), the following rules shall apply:

         (a) Subject to paragraph (b) below, all outstanding Awards requiring exercise will cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to conditions not yet satisfied or determined) will be forfeited, as of the effective time of the covered transaction, provided that the Committee may in its sole discretion, on or prior to the effective date of the covered transaction, (1) make any outstanding Option and Stock Appreciation Right exercisable in full, (2) remove the restrictions from any Restricted Stock, (3) cause the Company to make any payment and provide any benefit under any Deferred Stock Award, Performance Award, or Supplemental Grant, (4) remove any performance or other conditions or restrictions on any Award, and (5) forgive all or any portion of the principal of or interest on a Loan; or

         (b) With respect to an outstanding Award held by a participant who, following the covered transaction, will be employed by or otherwise providing services to a corporation which is a surviving or acquiring corporation in the covered transaction or an affiliate of such a corporation, the Committee may at or prior to the effective time of the covered transaction, in its sole discretion and in lieu of the action described in paragraph (a) above, arrange to have such surviving or acquiring corporation or affiliate assume any Award held by such participant outstanding hereunder or grant a replacement award which, in the judgment of the Committee, is substantially equivalent to any Award being replaced.

         7.4. Termination Following Change of Control.

    Notwithstanding any other provision of this Plan, if the Participant's employment terminates because of a "Qualified Termination" as defined in Exhibit A, all unvested Options and Stock Appreciation Rights then held by such person shall immediately become fully vested, all Options and Stock Appreciation Rights then held by such person shall remain exercisable until the earlier of (i) the fourth anniversary of such Qualified Termination and (ii) the latest date on which such Option or Right could have been exercised without regard to Section
7.1 and Section 7.2, and all other Awards shall immediately become fully vested and all restrictions, conditions and performance goals with



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respect to such Awards shall be deemed satisfied and shall no longer be applicable.

8.  GENERAL PROVISIONS

         8.1. Documentation of Awards.

    Awards will be evidenced by such written instruments, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

         8.2. Rights as a Stockholder, Dividend Equivalents.

    Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a stockholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Stock. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Stock subject to the Participant's Award had such Stock been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

         8.3. Conditions on Delivery of Stock.

    The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove restriction from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable Federal and state laws and regulation have been complied with, (c) if the outstanding Stock is at the time listed on any stock exchange or The Nasdaq National Market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market upon official notice of notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

    If an Award is exercised by the Participant's legal representative, the Company will be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

         8.4. Tax Withholding.



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    The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the "withholding requirements").

    In the case of an Award pursuant to which Stock may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Stock. If and to the extent that such withholding is required, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Stock having a value calculated to satisfy the withholding requirement. The Committee may make such share withholding mandatory with respect to any Award at the time such Award is made to a Participant.

    If at the time an ISO is exercised the Committee determines that the Company could be liable for withholding requirements with respect to a disposition of the Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to inform the Company promptly of any disposition (within the meaning of section 424(c) of the Code) of Stock received upon exercise, and (b) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

         8.5. Nontransferability of Awards.

    Unless otherwise permitted by the Committee, no Award (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

         8.6. Adjustments in the Event of Certain Transactions.

         (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution to common stockholders other than normal cash dividends, after the effective date of the Plan, the Committee will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4 above.

         (b) In any event referred to in paragraph (a), the Committee will also make any appropriate adjustments to the number and kind of shares of stock or securities


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    subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

         (c) In the case of ISOs or for purposes of the limits set forth in the second paragraph of Section 4, the adjustments described in (a) and (b) will be made only to the extent consistent with continued qualification of the option under Section 422 of the Code (in the case of an ISO) or Section 162(m) of the Code (in the case of the limits in Section 4).

         8.7. Employment Rights, Etc.

    Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any subsidiary as an Employee or otherwise, or affect in any way the right of the Company or subsidiary to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company to the Participant.

         8.8. Deferral of Payments.

    The Committee may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.

         8.9. Past Services as Consideration.

    Where a Participant purchases Stock under an Award for a price equal to the par value of the Stock the Committee may determine that such price has been satisfied by past services rendered by the Participant.

9.  EFFECT, AMENDMENT AND TERMINATION

    Neither adoption of the Plan nor the grant of Awards to a Participant will affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to Employees.

    The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent




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expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under section 422 of the Code, for the award of performance-based compensation under Section 162(m) of the Code or under Rule 16b-3 promulgated under Section 16 of the 1934 Act.




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                                   EXHIBIT A

    For purposes of Section 7.4 of the Plan, the following terms have the following meanings:

    "Base Salary" means Participant's annual base salary, exclusive of any bonus or other benefits the Participant may receive.

    "Cause" means the following, determined by the Committee in its reasonable judgment:

         (i) willful failure to perform, or gross negligence in the performance of, Participant's duties and responsibilities to the Company and its subsidiaries; or

         (ii) fraud, embezzlement or other material dishonesty with respect to the Company or any of its subsidiaries; or

         (iii) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or

         (iv) other conduct by Participant that is materially harmful to the business, interests or reputation of the Company or any of its subsidiaries.

    "Change of Control" means such time as:

         (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 50 % of the total voting power of the Voting Stock of the Company on a fully diluted basis,

         (ii) individuals who on _________, 1998 constitute the Board (together with any new directors whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board then in office who either were members of the Board on ______, 1998 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office and

         (iii) the merger or consolidation of the Company with or into another



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               corporation; or the merger or consolidation of another
               corporation with and into the Company, with the effect that, immediately after such transaction, the Voting Stock of the entity surviving such merger or consolidation received in such transaction by the stockholders of the Company immediately prior to such transaction represents the ultimate beneficial ownership of less than 50% of Voting Stock of the entity surviving such merger or consolidation.

    "Disability" has the meaning given it in any long-term disability plan of the Company in which Participant participates. Participant's employment shall be deemed terminated for Disability when Participant is entitled to receive long-term disability compensation pursuant to such long-term disability plan. If the Company does not maintain such a plan, Participant shall be deemed terminated for Disability if the Company terminates his employment due to illness, injury, accident or condition of either a physical or psychological nature as a result of which Participant is unable to perform substantially the duties and responsibilities of his position for 180 days during a period of 365 consecutive calendar days.

    "Good Reason" means the voluntary termination by Participant of his or her employment after the occurrence, without Participant's express written consent, of any of the following events:

         (i) assignment to Participant of duties materially inconsistent with his or her positions, duties, responsibilities, or reporting requirements with the Company (or a subsidiary) immediately prior to a Change of Control or a material adverse alteration in Participant's status or the nature of his or her responsibilities with the Company immediately prior to a Change in Control; or

         (ii) reduction in Participant's rate of Base Salary to less than 100 percent of the rate of Base Salary paid to the Participant immediately preceding the Change of Control, or reduction in Participant's total cash compensation opportunities, including salary, incentives and other benefits, for any fiscal year to less than 100 percent of the total cash compensation opportunities made available to the Participant immediately preceding the Change of Control (for this purpose, such opportunities shall be deemed reduced if the objective standards by which Participant's incentive compensation is measured become materially more stringent or if the amount of such compensation is materially reduced on a discretionary basis from the amount that would be payable solely by reference to the objective standards).

    "Qualified Termination" means the termination of Participant's employment during a Standstill Period (1) by the Company other than for Cause, death or Disability, and (2) in




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the case of a Participant who at the time of the Change of Control holds an office specifically designated by the Committee in its sole discretion to have such right, by Participant for Good Reason.

    "Standstill Period" is the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th calendar month following such Change of Control.

    "Voting Stock" means the capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.




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